As Filed with the Securities and Exchange Commission on July 13, 2017.

Registration No.  333-218350

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Pre-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GEOVAX LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0455038
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080, (678) 384-7220

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert T. McNally, Ph.D. President & Chief Executive Officer GeoVax Labs, Inc. 1900 Lake Park Drive, Suite 380 Smyrna, Georgia 30080 Tel: (678) 384-7220 Fax: (678) 384-7283	With a copy to: T. Clark Fitzgerald III Womble Carlyle Sandridge & Rice, LLP 271 17th Street NW, Suite 2400 Atlanta, Georgia 30363 Tel: (404) 879-2455 Fax: (404) 870-4869
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)
		Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $0.001 par value per share underlying Series D convertible preferred stock, $0.001 par value per share	66,666,666	(2)	$0.03	(3)	$2,000,000	(3)	$231.80	(4)
TOTAL	66,666,666				$2,000,000		$231.80

(1)

In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of the Registrant’s common stock underlying shares of Series D convertible preferred stock being registered for resale that have been issued to the selling stockholders named in this registration statement.

(3)

Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the bid and asked prices reported on the over-the-counter bulletin board on May 25, 2017, which was $0.03 per share.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2017

PROSPECTUS

GEOVAX LABS, INC.

Up to 66,666,666 Shares of Common Stock

This prospectus relates to up to 66,666,666 shares of common stock, $0.001 par value, of GeoVax Labs, Inc., or the “Company,” that may be sold from time to time by the selling stockholders named in this prospectus, which includes up to:

●	66,666,666 shares of common stock underlying Series D Convertible Preferred Stock, par value $0.01 per share, which we refer to as “Series D Preferred Stock.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  The shares included in this prospectus may be reoffered and sold directly by the selling stockholders in accordance with one or more of the methods described in the plan of distribution, which begins on page 3 of this prospectus.

We will not receive any proceeds from the sales of outstanding shares of common stock by the selling stockholders.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and quoted on the over-the-counter market under the symbol “GOVX.” On July 7, 2017, the last reported sale price for our common stock as reported on the over-the-counter market was $0.04 per share.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Investing in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______, 2017

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	11

USE OF PROCEEDS	12

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	12

BUSINESS	13

AVAILABLE INFORMATION	25

SELECTED FINANCIAL DATA	26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS	33

DIRECTORS AND EXECUTIVE OFFICERS	35

EXECUTIVE COMPENSATION	37

DIRECTOR COMPENSATION	41

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42

SELLING STOCKHOLDERS	44

DESCRIPTION OF SECURITIES	46

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	52

PLAN OF DISTRIBUTION	52

LEGAL MATTERS	53

EXPERTS	53

WHERE YOU CAN FIND MORE INFORMATION	53

INDEX TO FINANCIAL STATEMENTS	F-1

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

You should rely only on the information contained in this prospectus and any free-writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with additional or different information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” mean GeoVax Labs, Inc.

We obtained industry and market data used throughout this prospectus through our research, surveys and studies conducted by third parties and industry and general publications. We have not independently verified market and industry data from third-party sources.

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information included. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” starting on page 3. You should not invest unless you can afford to lose your entire investment.

Company Overview

GeoVax Labs, Inc. (“GeoVax” or the “Company”) is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vector vaccine platform. In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses highly effective VLP immunogens in the person being vaccinated. The platform can elicit durable immune responses while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on vaccines against Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. Our most advanced vaccine program is focused on the clade B subtype of HIV prevalent in the larger commercial markets of the Americas and Western Europe; this program is currently undergoing human clinical trials.

Our corporate strategy is to advance and protect our vaccine platform and use its capabilities to design and develop an array of products. We aim to advance products through to human clinical testing, and to seek partnership or licensing arrangements for commercialization. We will also leverage third party resources through collaborations and partnerships for preclinical and clinical testing. Our current collaborators and partners include the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), the HIV Vaccines Trial Network (HVTN), Centers for Disease Control and Prevention (CDC), United States Army Research Institute of Infectious Disease (USAMRIID), Emory University, University of Georgia Research Foundation, University of Pittsburgh, Georgia State University Research Foundation, Peking University, University of Texas Medical Branch, Burnet Institute, American Gene Technologies, Inc., and ViaMune, Inc.

We are incorporated under the laws of the State of Delaware. Our principal corporate offices are located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080 (metropolitan Atlanta). Our telephone number is (678) 384-7220. The address of our web site is www.geovax.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus.

The Offering

Common stock offered by selling stockholders

Up to 66,666,666 shares of common stock underlying Series D Preferred Stock owned by selling stockholders.  This number represents approximately 104% of our current outstanding common stock, or approximately 51% of our outstanding stock calculated on a post-conversion basis.

Common stock outstanding before the offering	63,913,900 shares (1)

Common stock outstanding after the offering, assuming all the shares of Series D Preferred Stock are converted into common stock.	130,580,566 shares (1)

Proceeds to us	We will not receive any proceeds from the sale of common stock covered by this prospectus.

Trading Symbol	GOVX

Risk Factors

There are significant risks involved in investing in our Company, including our history of operating losses and our need for continued funding.  For a discussion of these and other risk factors you should consider before buying our common stock.  See “Risk Factors” beginning on page 3.

(1) The number of shares of our common stock to be outstanding after this offering is based on 63,913,900 shares outstanding as of July 7, 2017 and excludes:

●

4,590,300 shares of common stock reserved for future issuance under our equity incentive plans.  As of July 7, 2017, there were options to purchase 3,384,275 shares of our common stock outstanding under our equity incentive plans with a weighted average exercise price of $0.64 per share;

●	27,822,910 shares of common stock issuable upon exercise of currently outstanding stock purchase warrants as of July 7, 2017, with a weighted average exercise price of $0.015 per share;
●	285,714 shares of common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock, which we refer to as our “Series B Preferred Stock;” and
●	186,349,733 shares of common stock issuable upon conversion of our outstanding Series C Convertible Preferred Stock, which we refer to as our “Series C Preferred Stock.”

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the risks, uncertainties and other factors described below before you decide whether to purchase our securities. Any of these factors could materially and adversely affect our business, financial condition, operating results and prospects and could negatively impact the market price of our common stock, and you may lose some or all of your investment. The risks and uncertainties described below are not the only ones facing our Company. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, may also impair our business operations. You should also refer to the information contained in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

We have a history of operating losses, and we expect losses to continue for the foreseeable future.

We have had no product revenue to date and there can be no assurance that we will ever generate any product revenue. We have experienced operating losses since we began operations in 2001. As of March 31, 2017, we had an accumulated deficit of approximately $36.3 million. We expect to incur additional operating losses and expect cumulative losses to increase as our research and development, pre-clinical, clinical, manufacturing and marketing efforts expand. Our ability to generate revenue and achieve profitability depends on our ability to successfully complete the development of our product candidates, conduct pre-clinical tests and clinical trials, obtain the necessary regulatory approvals, and manufacture and market the resulting products. Unless we are able to successfully meet these challenges, we will not be profitable and may not remain in business.

We have received a going concern opinion from our auditors.

We have received a "going concern" opinion from our independent registered public accounting firm, reflecting substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and implement our business plan. If we are unable to achieve or sustain profitability or to secure additional financing on acceptable terms, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our stockholders losing their entire investment. There is no guarantee that we will become profitable or secure additional financing on acceptable terms.

Our business will require continued funding. If we do not receive adequate funding, we will not be able to continue our operations.

To date, we have financed our operations principally through the sale of our equity securities and through NIH grants and clinical trial support. We will require substantial additional financing at various intervals for our operations, including clinical trials, operating expenses, intellectual property protection and enforcement, for pursuit of regulatory approvals, and for establishing or contracting out manufacturing, marketing and sales functions. There is no assurance that such additional funding will be available on terms acceptable to us or at all. If we are not able to secure the significant funding that is required to maintain and continue our operations at current levels, or at levels that may be required in the future, we may be required to delay clinical studies or clinical trials, curtail operations, or obtain funds through collaborative arrangements that may require us to relinquish rights to some of our products or potential markets.

The costs of conducting all of our human clinical trials to date for our preventive HIV vaccine have been borne by the HIV Vaccine Trials Network (HVTN), with funding by the NIH, and we expect NIH support for additional clinical trials. GeoVax incurs costs associated with manufacturing the clinical vaccine supplies and other study support. We cannot predict the level of support we will receive from the HVTN or the NIH for any additional clinical trials of our HIV vaccines.

Our operations are also partially supported by the NIH grants awarded to us to support our HIV/AIDS vaccine program. As of March 31, 2017, there was approximately $867,991 of unused grant funds remaining and available for use during 2017 and early 2018. We are pursuing additional support from the federal government for our vaccine programs. However, as we progress to the later stages of our vaccine development activities, government financial support may be more difficult to obtain, or may not be available at all. Furthermore, there is some risk that actual funding for grants could be delayed, cut back, or eliminated due to government budget constraints. Therefore, it will be necessary for us to look to other sources of funding to finance our development activities.

We expect that our current working capital, combined with proceeds from the grants awarded to us from the NIH will be sufficient to support our planned level of operations through the end of 2017. We will need to raise additional funds to significantly advance our vaccine development programs and to continue our operations. In order to meet our operating cash flow needs we plan to seek sources of non-dilutive capital through government grant programs and clinical trial support. We may also plan additional offerings of our equity securities, debt, or convertible debt instruments. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could have a material adverse effect on our business, operating results, financial condition and prospects.

Risks Related to Development and Commercialization of Product Candidates and Dependence on Third Parties

Our products are still being developed and are unproven. These products may not be successful

To become profitable, we must generate revenue through sales of our products. However, our products are in varying stages of development and testing. Our products have not been proven in human clinical trials and have not been approved by any government agency for sale. If we cannot successfully develop and prove our products and processes, or if we do not develop other sources of revenue, we will not become profitable and at some point we would discontinue operations.

Whether we are successful will be dependent, in part, upon the leadership provided by our management. If we were to lose the services of any of these individuals, our business and operations may be adversely affected.

Whether our business will be successful will be dependent, in part, upon the leadership provided by our officers, particularly our President and Chief Executive Officer and our Chief Scientific Officer. The loss of the services of these individuals may have an adverse effect on our operations. Further, our employees, including our executive officers and directors, are not subject to any covenants not to compete against the Company, and our business could be adversely affected if any of our employees or directors engaged in an enterprise competitive with the Company.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

To manufacture and sell our products, we must comply with extensive domestic and international regulation. In order to sell our products in the United States, approval from the FDA is required. Satisfaction of regulatory requirements, including FDA requirements, typically takes many years, and if approval is obtained at all, it is dependent upon the type, complexity and novelty of the product, and requires the expenditure of substantial resources. We cannot predict whether our products will be approved by the FDA. Even if they are approved, we cannot predict the time frame for approval. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to meet than FDA requirements. As with the FDA, we cannot predict if or when we may obtain these regulatory approvals. If we cannot demonstrate that our products can be used safely and successfully in a broad segment of the patient population on a long-term basis, our products would likely be denied approval by the FDA and the regulatory agencies of foreign governments.

We face intense competition and rapid technological change that could result in products that are superior to the products we will be commercializing or developing.

The market for vaccines that protect against or treat human infectious diseases is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies with substantially greater resources than us. If any of our competitors develop products with efficacy or safety profiles significantly better than our products, we may not be able to commercialize our products, and sales of any of our commercialized products could be harmed. Some of our competitors and potential competitors have substantially greater product development capabilities and financial, scientific, marketing and human resources than we do. Competitors may develop products earlier, obtain FDA approvals for products more rapidly, or develop products that are more effective than those under development by us. We will seek to expand our technological capabilities to remain competitive; however, research and development by others may render our technologies or products obsolete or noncompetitive, or result in treatments or cures superior to ours.

Our product candidates are based on new medical technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future success.

We are subject to the risks of failure inherent in the development of product candidates based on new medical technologies. These risks include the possibility that the products we create will not be effective, that our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, and that our product candidates will be hard to manufacture on a large scale or will be uneconomical to market.

Many pharmaceutical products cause multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal previously unidentified complications associated with our products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our products, which in turn would materially harm our business.

We may experience delays in our clinical trials that could adversely affect our financial results and our commercial prospects.

We do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule, if at all. Product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Significant delays may adversely affect our financial results and the commercial prospects for our products, and delay our ability to become profitable.

We rely heavily on the HVTN, independent clinical investigators, and other third party service providers for successful execution of our clinical trials, but do not control many aspects of their activities. We are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates. There is also a risk of changes in clinical trial strategy and timelines due to the HVTN and the NIH altering their trial strategy.

Failure to obtain timely regulatory approvals required to exploit the commercial potential of our products could increase our future development costs or impair our future sales.

None of our vaccines are approved by the FDA for sale in the United States or by other regulatory authorities for sale in foreign countries. To exploit the commercial potential of our technologies, we are conducting and planning to conduct additional pre-clinical studies and clinical trials. This process is expensive and can require a significant amount of time. Failure can occur at any stage of testing, even if the results are favorable. Failure to adequately demonstrate safety and efficacy in clinical trials could delay or preclude regulatory approval and restrict our ability to commercialize our technology or products. Any such failure may severely harm our business. In addition, any approvals we obtain may not cover all of the clinical indications for which approval is sought, or may contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use, or in the form of onerous risk management plans, restrictions on distribution, or post-approval study requirements.

State pharmaceutical marketing compliance and reporting requirements may expose us to regulatory and legal action by state governments or other government authorities.

Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs and file periodic reports on sales, marketing, pricing and other activities. Similar legislation is being considered in other states. Many of these requirements are new and uncertain, and available guidance is limited. Unless we are in full compliance with these laws, we could face enforcement action, fines, and other penalties and could receive adverse publicity, all of which could harm our business.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any drug candidates for which we obtain marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the PPACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

Among the provisions of the PPACA of importance to our potential drug candidates are:

●

an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

●

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

●	expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers and enhanced penalties for non-compliance;
●

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;
●

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the federal poverty level beginning in 2014, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;
●	the new requirements under the federal Open Payments program and its implementing regulations;
●	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians; and
●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013. On March 1, 2013, the President signed an executive order implementing the 2% Medicare payment reductions, and on April 1, 2013, these reductions went into effect. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and, accordingly, our financial operations.

In January 2017, the new administration issued an Executive Order directing federal agencies with authorities and responsibilities under the Affordable Care Act to waive, defer, grant exemptions from, or delay the implementation of any provision of the Affordable Care Act that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. In May 2017, the U.S. House of Representatives voted to pass the American Health Care Act (the AHCA). If passed by the Senate and signed by the President, the AHCA would repeal many provisions of the Affordable Care Act. The Senate is expected to consider an alternative version of the AHCA and it is expected that Congress will continue to consider this or other legislation to repeal and replace some or all elements of the Affordable Care Act. The implications of a potential repeal and/or replacement of the Affordable Care Act, or of other actions by the President or Congress related to the Affordable Care Act, for our and our partners’ business and financial condition, if any, are not yet clear.

We expect that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our drugs.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements. We are not able to provide assurance that the continued healthcare reform debate will not result in legislation, regulation or executive action by the President of the United States that is adverse to our business.

We may not be successful in establishing collaborations for product candidates we seek to commercialize, which could adversely affect our ability to discover, develop, and commercialize products.

We expect to seek collaborations for the development and commercialization of product candidates in the future. The timing and terms of any collaboration will depend on the evaluation by prospective collaborators of the clinical trial results and other aspects of our vaccine’s safety and efficacy profile. If we are unable to reach agreements with suitable collaborators for any product candidate, we will be forced to fund the entire development and commercialization of such product candidates, ourselves, and we may not have the resources to do so. If resource constraints require us to enter into a collaboration agreement early in the development of a product candidate, we may be forced to accept a more limited share of any revenues this product may eventually generate. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex and time-consuming to negotiate and document. We may not be successful in our efforts to establish collaborations or other alternative arrangements for any product candidate. Even if we are successful in establishing collaborations, we may not be able to ensure fulfillment by collaborators of their obligations or our expectations.

We do not have manufacturing, sales or marketing experience.

We do not have experience in manufacturing, selling, or marketing vaccines. To obtain the expertise necessary to successfully manufacture, market, and sell our vaccines, we will require the development of our own commercial infrastructure and/or collaborative commercial arrangements and partnerships. Our ability to execute our current operating plan is dependent on numerous factors, including, the performance of third party collaborators with whom we may contract.

Our vaccines under development may not gain market acceptance.

Our vaccines may not gain market acceptance among physicians, patients, healthcare payers and the medical community. Significant factors in determining whether we will be able to compete successfully include:

●	the efficacy and safety of our vaccines;
●	the time and scope of regulatory approval;
●	reimbursement coverage from insurance companies and others;
●	the price and cost-effectiveness of our products; and
●	the ability to maintain patent protection.

We may be required to defend lawsuits or pay damages for product liability claims.

Product liability is a major risk in testing and marketing biotechnology and pharmaceutical products. We may face substantial product liability exposure in human clinical trials and for products that we sell after regulatory approval. We carry product liability insurance and we expect to continue such policies. However, product liability claims, regardless of their merits, could exceed policy limits, divert management’s attention, and adversely affect our reputation and the demand for our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our vaccines, it is less likely that they will be widely used.

Market acceptance of vaccines we develop, if approved, will depend on reimbursement policies and may be affected by, among other things, future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for or any vaccines that we may develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for our vaccines. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize vaccines that we develop.

Risks Related to Our Intellectual Property

We could lose our license rights to our important intellectual property if we do not fulfill our contractual obligations to our licensors.

Our rights to significant parts of the technology we use in our vaccines are licensed from third parties and are subject to termination if we do not fulfill our contractual obligations to our licensors. Termination of intellectual property rights under any of our license agreements could adversely impact our ability to produce or protect our vaccines. Our obligations under our license agreements include requirements that we make milestone payments to our licensors upon the achievement of clinical development and regulatory approval milestones, royalties as we sell commercial products, and reimbursement of patent filing and maintenance expenses. Should we become bankrupt or otherwise unable to fulfill our contractual obligations, our licensors could terminate our rights to critical technology that we rely upon.

Other parties may claim that we infringe their intellectual property or proprietary rights, which could cause us to incur significant expenses or prevent us from selling products.

Our success will depend in part on our ability to operate without infringing the patents and proprietary rights of third parties. The manufacture, use and sale of new products have been subject to substantial patent rights litigation in the pharmaceutical industry. These lawsuits generally relate to the validity and infringement of patents or proprietary rights of third parties. Infringement litigation is prevalent with respect to generic versions of products for which the patent covering the brand name product is expiring, particularly since many companies that market generic products focus their development efforts on products with expiring patents. Pharmaceutical companies, biotechnology companies, universities, research institutions or other third parties may have filed patent applications or may have been granted patents that cover aspects of our products or our licensors’ products, product candidates or other technologies.

Future or existing patents issued to third parties may contain patent claims that conflict with our products. We expect to be subject to infringement claims from time to time in the ordinary course of business, and third parties could assert infringement claims against us in the future with respect to our current products or with respect to products that we may develop or license. Litigation or interference proceedings could force us to:

●	stop or delay selling, manufacturing or using products that incorporate, or are made using the challenged intellectual property;
●	pay damages; or
●	enter into licensing or royalty agreements that may not be available on acceptable terms, if at all.

Any litigation or interference proceedings, regardless of their outcome, would likely delay the regulatory approval process, be costly and require significant time and attention of our key management and technical personnel.

Any inability to protect intellectual property rights in the United States and foreign countries could limit our ability to manufacture or sell products.

We will rely on trade secrets, unpatented proprietary know-how, continuing technological innovation and, in some cases, patent protection to preserve our competitive position. Our patents and licensed patent rights may be challenged, invalidated, infringed or circumvented, and the rights granted in those patents may not provide proprietary protection or competitive advantages to us. We and our licensors may not be able to develop patentable products. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect the technology owned by or licensed to us. If patents containing competitive or conflicting claims are issued to third parties, we may be prevented from commercializing the products covered by such patents, or may be required to obtain or develop alternate technology. In addition, other parties may duplicate, design around or independently develop similar or alternative technologies.

We may not be able to prevent third parties from infringing or using our intellectual property, and the parties from whom we may license intellectual property may not be able to prevent third parties from infringing or using the licensed intellectual property. We generally will attempt to control and limit access to, and the distribution of, our product documentation and other proprietary information. Despite efforts to protect this proprietary information, unauthorized parties may obtain and use information that we may regard as proprietary. Other parties may independently develop similar know-how or may even obtain access to these technologies.

The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries.

Neither the U.S. Patent and Trademark Office nor the courts have established a consistent policy regarding the breadth of claims allowed in pharmaceutical patents. The allowance of broader claims may increase the incidence and cost of patent interference proceedings and the risk of infringement litigation. On the other hand, the allowance of narrower claims may limit the value of our proprietary rights.

Risks Related To This Offering and Our Securities

The market price of our common stock is highly volatile.

The market price of our common stock has been, and is expected to continue to be, highly volatile. Certain factors, including announcements of new developments by us or other companies, regulatory matters, new or existing medicines or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, may have a significant impact on the market price of our stock. In addition, potential dilutive effects of future sales of shares of common stock by us, and subsequent sales of common stock by the holders of warrants and options could have an adverse effect on the market price of our shares.

Our common stock does not have a vigorous trading market and investors may not be able to sell their securities when desired.

We have a limited active public market for our common shares. A more active public market, allowing investors to buy and sell large quantities of our common stock, may never develop. Consequently, investors may not be able to liquidate their investments in the event of an emergency or for any other reason.

We have never paid dividends and have no plans to do so.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the United States securities laws. The Securities and Exchange Commission (SEC) as required by the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our stock.

If we fail to remain current in our reporting requirements, our securities could be removed from the OTC Market, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

United States companies trading on the OTC Market must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act. If we fail to remain current on our reporting requirements, we could be removed from the OTC Market. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

In order to meet our operating cash flow requirements, we plan additional offerings of our equity securities, debt, or convertible debt instruments. The sale of additional equity securities could result in additional dilution to our stockholders. Certain equity securities, such as convertible preferred stock or warrants, may contain anti-dilution provisions which could result in the issuance of additional shares at lower prices if we sell other shares below specified prices. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure investors that financing will be available in amounts or on terms acceptable to us, if at all.

The exercise of options or warrants or conversion of our Series B, Series C or Series D Preferred Stock may depress our stock price and may result in significant dilution to our common stockholders.

There are a significant number of outstanding warrants and options to purchase our stock and we have issued Series B, Series C and Series D Convertible Preferred Stock that is convertible into our Common Stock. If the market price of our Common Stock exceeds the exercise price of outstanding warrants and options or the conversion prices of the preferred shares, holders of those securities may be likely to exercise their warrants and options or convert their preferred shares and sell the Common Stock acquired upon exercise or conversion of such securities, as applicable, in the open market. Sales of a substantial number of shares of our Common Stock in the public market by holders of warrants, options, or preferred shares may depress the prevailing market price for our Common Stock and could impair our ability to raise capital through the future sale of our equity securities. Additionally, if the holders of outstanding options, warrants, or preferred shares exercise those options or warrants or convert those preferred shares, as applicable, our common stockholders will incur dilution in their relative percentage ownership. The prospect of this possible dilution may also impact the price of our Common Stock.

Our outstanding options and warrants include warrants to purchase up to 27,822,910 shares with an exercise price of $0.015 per share. These warrants contain anti-dilution provisions, which may, under certain circumstances, reduce the exercise price (but have no effect on the number of shares subject to the warrants) to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the exercise price of the warrants, or if we announce plans to do so. This potential reduction in exercise price could reduce the funds the Company receives upon exercise of the warrants, and increase the likelihood that a dilutive issuance will occur.

Our common stock is and likely will remain subject to the SEC’s “penny stock” rules, which make it more difficult to sell.

Our common stock is currently and may remain classified as a “penny stock.” The SEC rules regarding penny stocks may have the effect of reducing trading activity in our shares, making it more difficult for investors to sell. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies;

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has received the required risk disclosure document before a transaction in a “penny stock” can be completed; and

•	give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation.

These rules make it more difficult for broker-dealers to effectuate customer transactions and trading activity in our securities and may result in a lower trading volume of our common stock and lower trading prices.

Certain provisions of our certificate of incorporation which authorize the issuance of additional shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our Board of Directors to issue up to 10,000,000 shares of preferred stock. We have issued 100 shares of Series B Convertible Preferred Stock, 2,795 shares of our Series C Convertible Preferred Stock and 1,000 shares of our Series D Convertible Preferred Stock. We believe the terms of these preferred shares would not have a substantial impact on the ability of a third party to effect a change in control. The remaining shares of preferred stock may be issued in one or more series, the terms of which may be determine at the time of issuance by our Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Provisions contained in certain of our outstanding warrants may make it more difficult for a third party to effect a change in control.

Our outstanding warrants include warrants to purchase up to 27,822,910 shares which contain provisions permitting the holders to require the payment to them of an amount of cash equal to the value (based on a Black-Scholes computation) of the remaining unexercised portion of the warrants on the date of the consummation of a fundamental transaction (as defined, but generally a change in control of the Company) that is (i) an all cash transaction, (ii) a “going private” transaction, or (ii) a transaction involving a person or entity not traded on a national securities exchange.  The prospect of making such payments may discourage a potential third party acquirer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words, although not all forward-looking statements contain these words. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, such as our estimates regarding anticipated operating losses, future performance, future revenues and projected expenses; our liquidity and our expectations regarding our needs for and ability to raise additional capital; our ability to manage our expenses effectively and raise the funds needed to continue our business; our ability to retain the services of our current executive officers, directors and principal consultants; our ability to obtain and maintain regulatory approval of our existing products and any future products we may develop; the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs; regulatory and legislative developments in the United States and foreign countries; the timing, costs and other limitations involved in obtaining regulatory approval for any product; the further preclinical or clinical development and commercialization of our product candidates; the potential benefits of our product candidates over other therapies; our ability to enter into any collaboration with respect to product candidates; the performance of our third-party manufacturers; our ability to obtain and maintain intellectual property protection for our products and operate our business without infringing upon the intellectual property rights of others; the successful development of our sales and marketing capabilities; the size and growth of the potential markets for our products and our ability to serve those markets; the rate and degree of market acceptance of any future products; our reliance on key scientific management or personnel; the payment and reimbursement methods used by private or governmental third-party payers; and other factors discussed elsewhere in this prospectus or any document incorporated by reference herein or therein.

The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section titled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. “Risk Factors” and “Business,” as well as other sections in this prospectus or incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Other factors besides those described in this prospectus could also affect our actual results.

This prospectus also contains market data related to our business and industry. These market data include projections that are based on a number of assumptions. While we believe these assumptions to be reasonable and sound as of the date of this prospectus, if these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations, financial condition and the market price of our common stock.

USE OF PROCEEDS

We will not receive proceeds from the sales by the selling stockholders.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTCQB Market under the symbol “GOVX”. The following table sets forth the high and low bid prices for our common stock for the periods indicated. The prices represent quotations between dealers and do not include retail mark-up, markdown, or commission, and do not necessarily represent actual transactions. On July 7, 2017, the last reported sale price for our common stock as reported in the OTCQB Market was $0.04 per share

	High	Low
2017
Third Quarter ( through July 7, 2017)	$0.04	$0.04
Second Quarter	$0.07	$0.03
First Quarter	$0.07	$0.04
2016
Fourth Quarter	$0.08	$0.05
Third Quarter	$0.11	$0.07
Second Quarter	$0.09	$0.06
First Quarter	$0.14	$0.05
2015
Fourth Quarter	$0.14	$0.07
Third Quarter	$0.18	$0.12
Second Quarter	$0.20	$0.15
First Quarter	$0.24	$0.14

Holders

On July 7, 2017, there were approximately 425 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of stockholders represented by these record holders.

Dividends

We have not paid any dividends since our inception and do not contemplate paying dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2016 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	2,513,975	$1.60	1,206,025
Equity compensation plans not approved by stockholders	985,500	$0.20	-0-

A description of our equity compensation plans can be found in footnotes 2 and 9 to our 2016 consolidated financial statements.

BUSINESS

Overview

GeoVax Labs, Inc. (“GeoVax” or the “Company”) is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vector vaccine platform. In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses highly effective VLP immunogens in the person being vaccinated. The platform elicits durable immune responses while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on preventive vaccines against Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. Our most advanced vaccine program is focused on the clade B subtype of HIV prevalent in the larger commercial markets of the Americas, Western Europe, Japan and Australia; this program is currently undergoing human clinical trials.

Our corporate strategy is to advance and protect our vaccine platform and use its unique capabilities to design and develop an array of products. We aim to advance products through to human clinical testing, and to seek partnership or licensing arrangements for commercialization. We will also leverage third party resources through collaborations and partnerships for preclinical and clinical testing. Our current collaborators and partners include the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), the HIV Vaccines Trial Network (HVTN), Centers for Disease Control and Prevention (CDC), United States Army Research Institute of Infectious Disease (USAMRIID), Emory University, University of Georgia Research Foundation, University of Pittsburgh, Georgia State University Research Foundation, Peking University, University of Texas Medical Branch, Burnet Institute, American Gene Technologies, Inc., and Viamune, Inc.

We are incorporated in Delaware, and our offices and laboratory facilities are in Smyrna, Georgia (metropolitan Atlanta).

Our Technology

Vaccines typically contain agents (antigens) that resemble disease-causing microorganisms. Traditional vaccines are often made from weakened or killed forms of the virus or from its surface proteins. Many newer vaccines use recombinant DNA (deoxyribonucleic acid) technology to generate vaccine antigens in bacteria or cultured cells from specific portions of the DNA sequence of the target pathogen. The generated antigens are then purified and formulated for use in a vaccine. The most successful of these purified antigens have been non-infectious virus-like particles (VLPs) as exemplified by vaccines for hepatitis B (Merck's Recombivax® and GSK's Engerix®) and Papilloma viruses (GSK's Cervarix®, and Merck's Gardasil®). Our approach uses recombinant DNA or recombinant MVA to produce VLPs in the person being vaccinated (in vivo). In human clinical trials of our HIV vaccines, we have demonstrated that our VLPs, expressed from the cells of the person being vaccinated, can be safe, yet elicit both strong and durable humoral and cellular immune response.

VLPs train the body's immune system to recognize and kill the authentic virus should it appear. VLPs also train the immune system to recognize and kill virus-infected cells to control infection and reduce the length and severity of disease. One of the biggest challenges with VLP-based vaccines is to design the vaccines in such a way that the VLPs will be recognized by the immune system in the same way as the authentic virus would be. When VLPs for enveloped viruses like HIV, Ebola, Marburg or Lassa fever are produced in vivo, they include not only the protein antigens, but also an envelope consisting of membranes from the vaccinated individual's cells. In this way, they are highly similar to the virus generated in a person's body during a natural infection. VLPs produced externally, by contrast, have no envelope; or, envelopes from the cultured cells (typically hamster or insect cells) used to produce them. We believe our technology provides distinct advantages by producing VLPs that more closely resemble the authentic virus, which in turn, allows the body's immune system to more readily recognize the virus. By producing VLPs in vivo, we also avoid potential purification issues associated with in vitro production of VLPs.

Ebola VLPs	HIV VLPs

Figure 1. Electron micrographs showing the VLPs elicited by GeoVax vaccines from human cells. Note that the Ebola VLPs on the left self-assemble into the rod-like shape of the actual Ebola virus, while the HIV VLPs shown on the right take on the spherical shape of the actual HIV virus. While below the resolution of these micrographs, both types of VLPs display what we believe to be the native form of their respective viral envelope glycoproteins which we believe is key to generating an effective immune humoral response.

We selected MVA for use as the live viral component of our vaccines because of its well-established safety record and because of the ability of this vector to carry sufficient viral proteins to produce VLPs. MVA was originally developed as a safer smallpox vaccine for use in immune-compromised people. It was developed by attenuating the standard smallpox vaccine by making over 500 passages of the virus in chicken embryos or chicken embryo fibroblasts, which resulted in a virus with limited ability to replicate in human cells, but did not compromise the ability of MVA to grow on avian cells, which are used for manufacturing the virus. The deletions also resulted in the loss of immune evasion genes which assist the spread of wild type smallpox infections, even in the presence of human immune responses.

Our MVA-VLP vaccine platform affords other unique advantages:

Safety: Our HIV vaccines have demonstrated outstanding safety in human clinical trials. Safety for MVA, generally, has been shown in more than 120,000 subjects in Europe, including immunocompromised individuals during the initial development of MVA and more recently with the development of MVA as a safer vaccine against smallpox.

Durability: Our technology raises highly durable (long-lasting) vaccine responses, the most durable in the field of vectored HIV vaccines. We hypothesize that elicitation of durable vaccine responses is conferred on responding B cells by the vaccinia parent of MVA, which raises highly durable responses for smallpox.

Limited pre-existing immunity to vector: Following the eradication of smallpox in 1980, smallpox vaccinations subsequently ended, leaving all but those born before 1980 and selected populations (such as vaccinated laboratory workers, first responders) unvaccinated and without pre-existing immunity.

No need for adjuvants: MVA stimulates strong innate immune responses and does not require the use of adjuvants.

Thermal stability: MVA is stable in both liquid and lyophilized formats (> 6 years of storage).

Genetic stability and manufacturability: If appropriately engineered, MVA is genetically stable and can reliably be manufactured in either the established Chick Embryo Fibroblast cell substrate, or novel continuous cell lines that support scalability as well as greater process consistency and efficiency.

Our Product Development Pipeline

The table below summarizes the status of our product development programs, which are discussed in greater detail in the following pages.

Development Status
Program	Preclinical	Phase 1	Phase 2	Phase 3	Collaborator / Funding Sponsor
HIV-Clade B Preventive Vaccine	X	X	X		NIAID, HVTN
HIV-Clade B Immunotherapy	X	X			AGT
HIV-Clade C Preventive Vaccine	X				NIAID
Hemorrhagic Fever Vaccines	X				NIAID, USAMRIID
Zika Vaccine	X				CDC, Univ. of Georgia
Malaria Vaccine	X				Burnet Institute
Cancer Immunotherapy	X				Univ. of Pittsburgh, ViaMune
Hepatitis B Immunotherapy	X				Georgia State Univ., Peking Univ.

Our HIV/AIDS Vaccine Program

About HIV/AIDS. HIV/AIDS is considered by many in the scientific and medical community to be the most lethal infectious disease in the world. An estimated 37 million people are living with HIV worldwide, with approximately 2.5 million newly infected annually. Approximately 39 million people infected with HIV have died since the 1981 start of the HIV pandemic. The United States currently has an estimated 1.2 million HIV-infected individuals, with approximately 50,000 new infections per year, a number that has remained virtually the same for 20 years. Alarmingly the fastest growing demographic for acquiring an HIV infection in the US is the 13 – 24-year-old group which is expanding at roughly 10% per year and will soon become the group with the highest total number of infections.

There are several AIDS-causing HIV virus subtypes, or clades, that are found in different regions of the world. These clades are identified as clade A, clade B and so on. The predominant clade found in Europe, North America, parts of South America, Japan and Australia is clade B, whereas the predominant clades in Africa are clades A and C. In India, the predominant clade is clade C. Genetic differences between the clades may mean that vaccines or treatments developed against HIV of one clade may only be partially effective or ineffective against HIV of other clades. Thus, there is often a geographical focus to designing and developing HIV vaccines.

At present, the standard approach to treating HIV infection is to inhibit viral replication through the use of combinations of drugs. Available drugs include reverse transcriptase inhibitors, protease inhibitors, integration inhibitors and inhibitors of cell entry. However, HIV is prone to genetic changes that can produce strains that are resistant to currently approved drugs. When HIV acquires resistance to one drug within a class, it can often become resistant to the entire class, meaning that it may be impossible to re-establish control of a genetically altered strain by substituting different drugs in the same class. Furthermore, these treatments continue to have significant limitations which include toxicity, patient non-adherence to the treatment regimens and cost. Thus, over time, viruses acquire drug-resistant mutations, and many patients develop intolerance to the medications or simply give up taking the medications due to cost, inconvenience or side effects.

Prevention of HIV infection remains a worldwide unmet medical need, even in the United States and other first world countries where effective antiretroviral therapies are available. There is no approved HIV vaccine. Current antiretroviral therapies do not eliminate HIV infection, requiring individuals to remain on antiretroviral drugs for their entire lives. Uptake and successful long term adherence to therapy is also limited. Only 30% of those infected with HIV in the US ultimately remain in HIV care with their viral load sufficiently suppressed to prevent spread of HIV. Furthermore, the financial burden to the US taxpayer for HIV education, prevention, and treatment costs borne through multiple federal agencies is more than $20 billion annually.

According to the International AIDS Vaccine Initiative (IAVI), the cost and complexity of new treatment advances for HIV/AIDS puts them out of reach for most people in the countries where treatment is most needed. In industrialized nations, where drugs are more readily available, side effects and increased rates of viral resistance have raised concerns about their long-term use. Vaccines are seen by many as the most promising way to end the HIV/AIDS pandemic. It is expected that vaccines, once developed, will be used universally and administered worldwide by organizations that provide healthcare services, including hospitals, medical clinics, the military, prisons and schools.

Our Preventive HIV Vaccine Program

Our most clinically advanced vaccine is GOVX-B11, designed to protect against the clade B subtype of the HIV virus prevalent in the Americas, Western Europe, Japan and Australia. GOVX-B11 consists of a recombinant DNA vaccine used to prime immune responses and a recombinant MVA vaccine used to boost the primed responses. Both the DNA and MVA vaccines produce non-infectious VLPs in the cells of the vaccinated person.

Phase 1 and phase 2a clinical trials of GOVX-B11 have been conducted by the HIV Vaccine Trials Network (HVTN). In these trials, totaling approximately 500 participants, GOVX-B11 was tested at various doses and regimens and was extremely well tolerated. The HVTN is the largest worldwide clinical trials network dedicated to the development and testing of HIV/AIDS vaccines. Support for the HVTN comes from the National Institute of Allergy and Infectious Diseases (NIAID), part of the NIH. The HVTN’s HIV Vaccine Trial Units are located at leading research institutions in 27 cities on four continents.

Considering prior results from the GeoVax vaccines in non-human primate studies and human trials, we believe that GOVX-B11 vaccine is ready for human efficacy trials. In January 2017 HVTN began the next human clinical trial (HVTN 114) in the path toward human efficacy trials. HVTN 114 will test the ability of late boosts to increase the antibody responses elicited by GOVX-B11. These “late boosts” will consist of the GeoVax MVA vaccine with or without a gp120 protein vaccine. HVTN 114 is being conducted by HVTN with funding from NIAID. Information from this trial will contribute to the design of additional human clinical trials testing our vaccine in the presence and absence of the gp120 proteins. During 2016, NIAID also awarded us a Staged Vaccine Development contract of up to $7.8 million for production of the DNA vaccine component of GOVX-B11 in sufficient quantities for use in future clinical trials.

Clade C Preventive HIV Vaccine Program. We also are developing DNA/MVA vaccines designed for use against the clade C subtype of HIV that predominate in South Africa and India. NIAID has awarded us Small Business Innovative Research (SBIR) grants in support of this effort.

Our HIV Immunotherapy Program

Finding a cure for HIV/AIDS remains an elusive goal. Current antiretroviral therapies (ART), though highly effective at suppressing HIV viral load, are unable to eliminate latent forms of HIV that are invisible to the immune system and inaccessible to antiretroviral drugs. Long-term use of ART can lead to loss of drug effectiveness and can come with severe side effects. The lifetime medical costs of treating an HIV-infected patient in the U.S. are estimated to exceed $500,000. Therefore, any new treatment regimen that allows patients to reduce, modify, or discontinue their antiretroviral therapy can offer measurable quality of life benefits to the patient and tremendous value to the marketplace.

In March 2017, we entered into collaboration with American Gene Technologies, Inc. (AGT) whereby AGT intends to conduct a Phase 1 human clinical trial with our combined technologies. The GeoVax vaccine will be used to stimulate virus-specific CD4 T cells in vivo, which will then be harvested from the patient, genetically modified ex vivo using AGT’s technology, and reinfused to the patient. The primary objectives of the trial will be to assess the safety and efficacy of the therapy, with secondary objectives to assess the immune responses as a measure of efficacy. The overall goal of the program will be to develop a functional cure for HIV infection.

In a previous phase 1 clinical trial (GV-TH-01), we demonstrated that our vaccine can stimulate production of CD4+ T cells in HIV infected patients– the intended use of the MVA-VLP HIV vaccine in the proposed AGT study.

Our Hemorrhagic Fever Vaccine Program

About Ebola, Sudan, Marburg and Lassa fever viruses. Ebola (EBOV, formerly designated as Zaire ebolavirus), Sudan (SUDV), and Marburg viruses (MARV) are the current most virulent species of the Filoviridae family. They can cause up to a 90% fatality rate in humans, and are epizootic in Central and West Africa with 28 outbreaks since 1976. The 2013-16 Ebola outbreak caused 28,616 cases and 11,310 deaths (40% fatal). Additional outbreaks are certain due to indigenous reservoirs of the virus (e.g. fruit bats).

Lassa fever virus (LASV), a member of the Arenaviridae family, also causes severe and often fatal hemorrhagic illnesses in an overlapping region with Ebola. In contrast to the unpredictable epidemics of filoviruses, LASV is endemic in West Africa with an annual incidence of >300,000 infections, resulting in 5,000-10,000 deaths. Data from a recent study suggest that the number of annual LASV cases may be much higher, reaching three million infections and 67,000 deaths, putting as many as 200 million persons at risk.

Although the timing of the next filovirus outbreak cannot be predicted, it is certain that one will occur due to multiple factors such as: the zoonotic nature of the virus, weak health systems, high population mobility, cultural beliefs and burial practices, and endemic infectious diseases such as malaria and Lassa fever that mimic early Ebola symptoms in those at natural risk; and for those not at natural risk, the risk of intentional release by a bioterrorist.

We believe an ideal vaccine against major filoviruses and LASV must activate both humoral and cellular arms of the immune system. It must include the induction of antibodies to slow the initial rate of infection and a cellular immune response to help clear the infection. Moreover, it must address strain variations by providing broad coverage against potential epizootic filovirus strains, and it must be safe not only in healthy individuals (e.g. travelers or health care workers), but also in immunocompromised persons (e.g., HIV infected) and those with other underlying health concerns.

Despite significant progress being made with some experimental vaccines in clinical trials, none have been fully tested for both safety and efficacy. The replication competent rVSV-ZEBOV showed safety concerns in Phase 1 trials and by virtue of being replication competent could pose threats to immunocompromised individuals, such as those infected with HIV. The less advanced adeno-vectored vaccine candidates may require relatively cumbersome heterologous prime/boost regimens, for example with MVA, to elicit durable protective immunity. The use of Ad5 vectors also has been associated with concerns over increased susceptibility to HIV infection in areas with high HIV incidence. Even with rVSV-ZEBOV showing promise in the 2013-2015 epidemic, the world would benefit by being prepared with a multivalent, as well as safer vaccine, to prevent or alleviate the effects of the next epidemic.

Our Vaccines. To address the unmet need for a product that can respond to future filovirus epidemics and potentially end LASV infections in West Africa, we are developing innovative vaccines utilizing our MVA-VLP platform. We are addressing strain variations, and induction of broad humoral and cellular response through development of four monovalent vaccines, which can be blended to provide broad coverage, potentially with a single dose. The MVA vector is considered safe, having originally been developed for use in immunocompromised individuals as a smallpox vaccine. Ultimately, if we are successful, our goal will be to combine the four vaccines into one Tetravalent Vaccine (TV).

Our monovalent and TV vaccines are expected to not only protect at-risk individuals against EBOV, SUDV, MARV, and LASV, but also potentially reduce or modify the severity of other re-emerging filovirus pathogens such as Bundibugyo, Ivory Coast, and Reston viruses, based on antigenic cross reactivity and the elicitation of T cells to the more conserved matrix proteins. Thus, the GeoVax MVA-VLP approach offers a unique combination of advantages to achieve breadth and safety of a pan-filo/LASV vaccine. In addition to protecting people in Africa, it is intended to prevent the spread of disease to the US, and for preparedness against terrorist release of any of bio-threat pathogens. The initial markets for our vaccines are both NGOs such as the GAVI vaccine alliance and the Bill & Melinda Gates Foundation, as well as US and foreign governments.

Our initial preclinical studies in rodents and nonhuman primates for our first vaccine candidate (EBOV) have shown 100% protection against a lethal dose of Ebola virus upon a single immunization.

Our Zika Virus Vaccine Program

About Zika Virus. Zika disease is a rapidly spreading emerging infection caused by the Zika virus (ZIKV) and has been linked to an increase in microcephaly in infants and Guillain-Barre syndrome (a neurodegenerative disease) in adults. ZIKV is a member of the Flaviviridae family, which includes medically important pathogens such as dengue fever, yellow fever, Japanese encephalitis, tick-borne encephalitis, and West Nile viruses. ZIKV, which was first discovered in 1947 in the Zika forest of Uganda, was considered only a minor public health concern for 60 years. Recently, with its appearance and rapid spread in the Americas, it has emerged as a serious threat with pandemic potential. Symptoms of Zika infection have historically been mild. In the recent epidemic, however, an alarming association between ZIKV infection and fetal brain abnormalities including microcephaly has been observed. No approved preventive or therapeutic products are currently available to fight the Zika epidemic. Public health officials recommend avoiding exposure to ZIKV, delaying pregnancy, and following basic supportive care (fluids, rest, and acetaminophen) after infection. A vaccine is urgently needed to prevent a Zika pandemic.

Our Vaccine. To address the unmet need for a ZIKV vaccine, we are developing novel vaccine candidates constructed in our MVA live vector platform, which has already shown great promise in our HIV and Ebola vaccines. We believe that, unlike other vaccines in development, the GeoVax vaccine combines a highly potent, yet safe, replication deficient viral vector (MVA) to deliver novel antigens of ZIKV to develop a single-dose vaccine. MVA has an outstanding safety record, which is particularly important given the need to include women of child-bearing age and newborns among those being vaccinated. Our Zika vaccine does not induce Antibody Dependent Enhancement (ADE) of infection. ADE is a serious side effect induced when a vaccinated individual is bitten a second time by a mosquito carrying a second flavivirus such as dengue. We expect these features to yield a safe and highly effective vaccine that is well suited to provide potent and durable immunity against ZIKV infection.

We collaborated with the US Centers for Disease Control (CDC) to develop a lethal challenge model in mice to test our vaccine candidates and with the University of Georgia (UGA) for additional mouse studies. We have demonstrated 100% protection in mice against a lethal challenge after a single dose vaccination. ZIKV and reagents are supplied by the University of Texas Medical Branch (UTMB). Working with multiple collaborators and multiple candidate vaccines, we seek to manage risk by providing multiple paths toward the selection of the best vaccine candidate.

Our Malaria Vaccine Program

About Malaria. Malaria is a mosquito-borne disease caused by Plasmodium parasites. Symptoms are fever, chills, sweating, vomiting and flu-like illness. If untreated, severe complications (severe anemia, cerebral malaria and organ failure) will lead to death. Over 3 billion people in 106 countries and territories live at risk of malaria infection. According to the latest estimates from the World Health Organization (WHO), 214 million new cases of malaria were recorded worldwide in 2015, resulting in 438,000 deaths. There are 1,500 cases in the US each year (travelers returning home). Children under five years of age are particularly susceptible to malaria illness, infection, and death. In 2015, malaria killed an estimated 306,000 children. Current treatments include bed net distributions, drug treatment and mosquito spraying. Malaria parasites develop resistance to drugs and insecticides. Even though vaccines have shown to be the most cost effective ways to fight and eliminate infectious diseases (Smallpox, polio, etc.), and after many decades of research and development, there is no commercial malaria vaccine at the present time. Even a vaccine with efficacy of 30-50% will prevent hundreds of thousands of deaths annually. Current vaccine candidates generally consist of subunit proteins, are poorly immunogenic, based on limited number of antigens (generally 4-5 antigens), do not target multi stages of parasite life cycle, and do not induce strong durable functional antibodies and T cell responses. Therefore, identification of appropriate antigens and vaccine technologies is critical for development of an effective malaria vaccine.

Our Vaccine Approach. An ideal malaria vaccine candidate should contain antigens from multiple stages of the malaria life cycle, and should induce both functional antibodies (predominantly IgG1 and IgG3 subtypes shown to be associated with protection) and strong cell mediated immunity (e.g. Th1 biased CD4+ ad CD8+) to reduce parasitemia by clearing infected cells (liver cells or erythrocytes)). We have shown (in animal models and humans) that MVA-VLP vaccines induce a Th1 biased response with both durable functional antibodies (IgG1 and IgG3) and CD4+ and CD8+ T cell responses both of which are hallmarks of an ideal malaria vaccine.

We have established a collaboration with the Burnet Institute, a leading infectious diseases research institute in Australia, for the development of a vaccine to prevent malaria infection. The project includes the design, construction, and characterization of multiple malaria vaccine candidates using GeoVax’s MVA-VLP vaccine platform combined with malaria Plasmodium falciparum and Plasmodium vivax sequences identified by the Burnet Institute. The vaccine design, construction, and characterization will be performed at GeoVax with further characterization and immunogenicity studies in animal models conducted at Burnet Institute using their unique functional assays that provide key information on vaccine efficacy.

Our Hepatitis B Vaccine Program

About Hepatitis B Disease. Hepatitis B is a contagious liver disease caused by the Hepatitis B virus (HBV). It is transmitted person-to-person by blood, semen, or other bodily fluids. This can happen through sexual contact, needle sharing, or mother to infant transmission during birth. For some people, Hepatitis B is an acute (or short-term) illness; but for others, it can become a long-term, chronic infection that may lead to serious health issues like cirrhosis or liver cancer. The risk of chronic infection is related to age at infection. Approximately 90% of infected infants will develop chronic infections. As a child gets older, the risk decreases. Approximately 25%–50% of children infected between the ages of 1 and 5 years will develop chronic hepatitis. The risk drops to 6%–10% when a person is infected at over 5 years of age. Worldwide, most people with chronic Hepatitis B were infected at birth or during early childhood.

The CDC estimates that between 700,000 to 1.4 million people in the United States have chronic HBV infections, with an estimated 20,000 new infections every year. Many people are unaware that they are infected or may not show any symptoms. Therefore, they never seek the attention of medical or public health officials. Globally, chronic Hepatitis B affects more than 240 million people and contributes to nearly 686,000 deaths worldwide each year. Even though a preventive HBV vaccine is available, less than 5% of chronic HBV infections are cured.

Our Hepatitis B Vaccine Approach. There is a clear medical need to treat chronic HBV infections, which affect hundreds of millions of people around the world, many of whom die due to complications of HBV including cirrhosis and cancer. Multiple vaccines exist to protect against HBV infection, but they cannot help patients already diagnosed with the disease. Although chronic HBV can be treated with drugs, the treatments do not cure 95% of patients; they cannot induce strong neutralizing antibodies and cellular responses needed to break tolerance to HBV antigens and clear infections, but only suppress the replication of the virus. Therefore, most people who start treatments must continue with them for life. Moreover, diagnosis and treatment options are very limited in resource/low income-constrained populations, which leads to many patients succumbing within months of diagnosis.

Our combination therapeutic vaccine strategy is comprised of multivalent vaccine antigens delivered by DNA and MVA-VLP in combination with the standard-of-care treatment to induce functional antibodies and CD4+, CD8+ T cell responses to clear infection and break tolerance needed toward a functional cure. Our goal is to significantly increase the current cure rate of HBV infections while reducing the duration of drug therapy, overall treatment costs, side effects, and potential drug resistance.

We are collaborating with Georgia State University Research Foundation (GSU) to advance the development of a therapeutic vaccine for treatment of chronic HBV infections. The project includes the design, construction, characterization and animal testing of multiple vaccine candidates using our MVA-VLP vaccine platform. Vaccine antigens include both GeoVax and GSU’s proprietary designed sequences. The vaccine design, construction, and characterization will be performed at GeoVax with further characterization and immunogenicity studies in mice conducted at GSU in collaboration with the Shenzhen Graduate School of Peking University. Unique functional assays developed by Dr. Ming Luo, Professor in the Department of Chemistry at Georgia State University, and performed at Peking University will provide key information on vaccine efficacy.

Our Cancer Immunotherapy Program

About Cancer Immunotherapy. Cancer is the second most common cause of death in the US, exceeded only by heart disease. Its global burden is expected to rise to 22 million new cases per year by 2030. Currently, there is only one FDA approved cancer vaccine, PROVENGE® (sipuleucel-T). PROVENGE® is a personalized therapy for prostate cancer patients, which prolongs survival times by about 4 months. However, the field of immune-oncology has received new momentum with the discovery and initial launch of monoclonal antibodies (Mabs) called immune checkpoint inhibitors (ICIs). Tumors hijack the body’s natural immune checkpoints by over expressing immune checkpoint ligands (proteins that bind to and activate the inhibitory activity of immune checkpoints), as a mechanism of immune resistance, especially against the T cells that are specific for tumor antigens and can kill cancer cells. ICIs block the interaction of Immune checkpoints with their ligands on tumor cells, allowing poorly functional T cells to resume proliferation, cytokine production and killing of tumor cells.

Unlike conventional therapies (e.g. radiation, chemotherapy, antibody, etc.), cancer vaccines have the potential to induce responses that not only result in the control and even clearance of tumors but also establish immunological memory that can suppress and prevent tumor recurrence. Convenience, safety, and low toxicity of cancer vaccines could make them invaluable tools to be included in future immunotherapy approaches for treating tumors. Currently, there are only a few vectored cancer vaccines being tested in combination with ICIs, all of which are in early clinical stages.

Our Immuno-Oncology Development Efforts. GeoVax has established a collaboration with Dr. Olivera Finn, a leading expert in cancer immunotherapy at the University of Pittsburgh. Dr. Finn was the first to show that many tumors express an abnormal form of cell surface-associated Mucin 1 (MUC1) protein that is recognized by the immune system as foreign. Given this, we are developing our MVA-VLP vaccine platform to deliver abnormal forms of MUC1 with the goal of raising protective anti-tumor antibodies and T cell responses in cancer patients.

We are also collaborating with ViaMune, Inc., which has developed a fully synthetic MUC1 vaccine candidate (MTI). The collaboration will assess each companies’ vaccine platform, separately, and in combination, with the goal of developing a tumor MUC1 vaccine that can produce a broad spectrum of anti-tumor antibody and T cell responses. The resulting MUC1 vaccine will be combined with ICIs as a novel vaccination strategy for cancer patients with advanced MUC1+ tumors.

We have produced an MVA-VLP-Muc1 vaccine candidate, demonstrated VLP production by electron microscopy using MUC1 immunogold staining, and showed that the VLPs express a hypo-glycosylated form of MUC1 in human cell lines. Preclinical proof of concept is being demonstrated through our collaboration with ViaMune and University of North Carolina at Charlotte, using engineered mouse/human MUC1 models. Depending on the outcome of the preclinical studies, we anticipate that within 2 years we will be able to file an IND with the FDA and initiate a Phase 1 trial in a limited number of cancer patients.

Support from the United States Government

Grants and Contracts. We have been the recipient of multiple federal grants and contracts in support of our vaccine development programs. Our most recent awards are as follows:

SBIR Grant No. 1R43AI134200-01. In June 2017, NIAID awarded us a Small Business Innovation Research (SBIR) grant entitled “Advanced Preclinical Testing of a Novel Recombinant Vaccine Against Zika Virus.” The initial grant award was $300,000 for the first year of a two-year project period beginning June 24, 2017, with a total project budget of $600,000.

Staged Vaccine Development Contract. In August 2016, NIAID awarded us a Staged Vaccine Development contract to produce our preventive HIV vaccine for use in future clinical trials. The award includes a base contract of $199,442 for the initial twelve-month period beginning August 1, 2016 (the “base period”) to support process development, as well as $7.6 million in additional development options that can be exercised by NIAID. Prior to the end of the base period (which may be extended to December 31, 2016), we expect that NIAID will exercise the first development option under the contract, which would provide approximately $1.5 million in additional funding for the next stage of manufacturing.

SBIR Grant No. 2R44AI106422-03. In April 2016, NIAID awarded us an SBIR grant entitled “Enhancing Protective Antibody Responses for a DNA/MVA HIV Vaccine.” The initial grant award was $740,456 for the first year of a two-year project period beginning April 15, 2016, with a total project budget of $1,398,615. In March 2017, NIAID awarded us $658,159 for the second year of the project period.

SBIR Grant No. 1R43AI120887-01/02. In June 2015, NIAID awarded us an SBIR grant entitled “Directed Lineage Immunizations for Eliciting Broadly Neutralizing Antibody.” The initial grant award was $299,585 for the first year of a two-year project period beginning July 1, 2015. In June 2016, NIAID awarded us $294,038 for the second year of the project period.

SBIR Grant No. 5R43AI106422-01-02. In July 2013, NIAID awarded us an SBIR grant entitled “Enhancing Protective Antibody Responses for a GM-CSF Adjuvanted HIV Vaccine.” The initial grant award was $276,690 for the first year of a two-year project period beginning August 1, 2013. In July 2014, the NIH awarded us $289,641 for the second year of the project period.

Clinical Trial Support. All our human clinical trials to date for our preventive HIV vaccines, including the recently initiated HVTN 114 trial, have been conducted by the HVTN and funded by NIAID. This financial support has been provided by NIAID directly to the HVTN, so has not been recognized in our financial statements, and we do not know the cost of these trials.

Other Federal Support. We have been the recipient of additional in-kind federal support through collaborative and intramural arrangements with CDC for our Zika vaccine program, the Rocky Mountain Laboratory facility of NIAID for our hemorrhagic fever virus vaccine program, and the United States Army Medical Research Institute of Infectious Diseases (USAMRIID) for our hemorrhagic fever virus vaccine program. This support generally has been for the conduct or support of preclinical animal studies on our behalf.

Regulations

Regulation by governmental authorities in the United States and other countries is a significant factor in our ongoing research and development activities and in the manufacture of our products under development. Complying with these regulations involves considerable expertise, time and expense.

In the United States, drugs are subject to rigorous federal and state regulation. Our products are regulated under the Federal Food, Drug and Cosmetic Act, as amended (FD&C Act), and the regulations promulgated thereunder, and other federal and state statutes and regulations. These laws govern, among other things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping, approval, advertising and promotion of medications and medical devices. Product development and approval within this regulatory framework is difficult to predict, takes several years and involves great expense. The steps required before a human vaccine may be marketed in the United States include:

●	Pre-clinical laboratory tests, in vivo pre-clinical studies and formulation studies;
●	Manufacturing and testing of the product under strict compliance with current Good Manufacturing Practice (cGMP) regulations;
●	Submission to the FDA of an Investigational New Drug (IND) application for human clinical testing which must become effective before human clinical trials can commence;
●	Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product;
●	the submission of a Biologics License Application to the FDA, along with the required user fees;
●	FDA approval of the Biologics License Application prior to any commercial sale or shipment of the product; and
●	Post-marketing requirements imposed by FDA.

Each of these steps is described further below. Before marketing any drug or biologic for human use in the US, the product sponsor must obtain FDA approval. In addition, each manufacturing establishment must be registered with the FDA and must pass a Pre-Approval Inspection (PAI) before introducing any new drug or biological product into commercial distribution. Because GeoVax does not manufacture vaccines for human use within our own facilities, we must ensure compliance both in our own operations and in the outsourced manufacturing operations. All FDA-regulated manufacturing establishments (both domestic establishments and foreign establishments that export products to the United States) are subject to inspections by the FDA and must comply with the FDA’s Good Manufacturing Practices for products, drugs and devices.

FDA determines compliance with applicable statutes and regulations through documentation review, investigations, and inspections. Several enforcement mechanisms are available to FDA, ranging from a simple demand to correct a minor deficiency to mandatory recalls, closure of facilities, and even criminal charges for the most serious violations.

Preclinical Testing. Preclinical testing includes laboratory evaluation of chemistry and formulation, as well as cell culture and animal studies to assess the safety and potential efficacy of the product. Preclinical safety tests and certain other pivotal preclinical studies must be conducted by laboratories that comply with the FDA’s Good Laboratory Practices, or GLP. The results of pre-clinical testing are submitted to the FDA as part of the IND application and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to an IND, the IND becomes effective 30 days following its receipt by the FDA.

CGMP-Compliant Manufacturing and Testing. FDA has issued, and frequently updates, extensive regulations on current Good Manufacturing Practice (cGMP). Any drug, biologic, or device for human use, whether commercial or investigational, must be manufactured under these regulations. CGMP regulations include a wide variety of requirements covering personnel, documentation, facilities, equipment, testing procedures, and many other aspects of manufacturing and testing.

Clinical Trials. Clinical trials involve the administration of investigational drugs to volunteers or to patients under the supervision of a qualified, medically trained clinical investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the trial, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol and the qualifications of the investigators who plan to carry it out must be submitted to the FDA as part of the IND. Further, each clinical trial must be conducted under the auspices of an independent institutional review board at the institution where the trial will be conducted. The institutional review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In the Phase 1 clinical trial, the initial introduction of the product into healthy human subjects, the vaccine is tested for safety (including adverse side effects) and dosage tolerance. The Phase 2 clinical trial is the proof of principal stage and involves trials in a limited patient population to determine whether the product induces the desired effect (for our vaccines this means immune responses) and to better determine optimal dosage. The continued identification of possible safety risks is also a focus. When there is evidence that the product may be effective and has an acceptable safety profile in Phase 2 clinical trials, Phase 3 clinical trials are undertaken to evaluate clinical efficacy and to test for safety within an expanded patient population. Phase 3 trials are completed using multiple clinical study sites which are geographically dispersed. The manufacturer or the FDA may suspend clinical trials at any time if either believes that the individuals participating in the trials are being exposed to unacceptable health risks.

Biologics License Application and FDA Approval Process. The results and details of the pre-clinical studies and clinical trials are submitted to the FDA in the form of a Biologics License Application (BLA), which is equivalent to the New Drug Application (NDA) submitted by companies seeking to market new drugs. If the BLA is approved, the manufacturer may market the product in the United States. Under the Prescription Drug User Fee Act (PDUFA), FDA charges user fees to applicants to offset the costs of its operations. The PDUFA user fee for a new vaccine is over $2 million, unless the applicant obtains a waiver or reduction through certain programs designed to encourage development of certain types of products.

Post-marketing Requirements. FDA frequently imposes post-marketing requirements as a condition of NDA or BLA approval. Common post-marketing requirements include additional clinical trials (Phase 4 trials) or observational studies. Post-marketing requirements are especially relevant to our Ebola and Marburg vaccines. We intend to pursue approval of these vaccines using the accelerated approval process, in which FDA grants approval based on performance against a criterion other than actual protection against the disease but requires the manufacturer to monitor and submit data on efficacy of the approved product. Unlike pathogens such as human papillomavirus, Ebola and Marburg are not constantly in circulation; instead, they occur in sporadic but extremely deadly outbreaks. For this reason, it would be impractical and potentially unethical to attempt to perform a traditional Phase 3 trial in which vaccinated participants are compared against unvaccinated participants to determine the efficacy of the vaccine in preventing infection with Ebola or Marburg. The accelerated approval process allows FDA to approve a new medicine based on its performance against a surrogate endpoint (in the case of Ebola or Marburg, its performance in raising immune responses). We anticipate that, as a condition of receiving accelerated approval, GeoVax would agree to monitor the real-world performance of our Ebola and Marburg vaccines.

International Approval. Whether or not the FDA has approved the drug, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of commercial sales of the drug in such countries. The requirements governing the conduct of clinical trials and drug approvals vary widely from country to country, and the time required for approval may be longer or shorter than that required for FDA approval.

Other Regulations. In addition to FDA regulations, our business activities may also be regulated by the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. Violations of regulatory requirements at any stage may result in various adverse consequences, including regulatory delay in approving or refusal to approve a product, enforcement actions, including withdrawal of approval, labeling restrictions, seizure of products, fines, injunctions and/or civil or criminal penalties. Any product that we develop must receive all relevant regulatory approvals or clearances before it may be marketed.

Manufacturing

We do not have the facilities or expertise to manufacture any of the clinical or commercial supplies of any of our products. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. To date, we have not commercialized any products, nor have we demonstrated that we can manufacture commercial quantities of our product candidates in accordance with regulatory requirements. If we cannot manufacture products in suitable quantities and in accordance with regulatory standards, either on our own or through contracts with third parties, it may delay clinical trials, regulatory approvals and marketing efforts for such products. Such delays could adversely affect our competitive position and our chances of achieving profitability. We cannot be sure that we can manufacture, either on our own or through contracts with third parties, such products at a cost or in quantities that are commercially viable.

We currently rely and intend to continue to rely on third-party contract manufacturers to produce vaccines needed for research and clinical trials. We have arrangements with third party manufacturers for the supply of our DNA and MVA vaccines for use in our planned clinical trials. These suppliers operate under the FDA’s Good Manufacturing Practices and (in the case of European manufacturers) similar regulations of the European Medicines Agency. We anticipate that these suppliers will be able to provide sufficient vaccine supplies to complete our currently planned clinical trials. Various contractors are generally available in the United States and Europe for manufacture of vaccines for clinical trial evaluation, however, it may be difficult to replace existing contractors for certain manufacturing and testing activities and costs for contracted services may increase substantially if we switch to other contractors.

Competition

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be competitive with our products. There are several multinational pharmaceutical companies and large biotechnology companies currently marketing or pursuing the development of products or product candidates targeting the same indications as our product candidates. The number of companies seeking to develop products and therapies for the treatment of unmet needs in these indications is likely to increase. Some of these competitive products and therapies are based on scientific approaches that are the same as, or similar to, our approaches, and others are based on entirely different approaches.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Our competitors’ products may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our product candidates obsolete or non-competitive. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. We expect any products that we develop and commercialize to compete based on, among other things, efficacy, safety, convenience of administration and delivery, price, the level of generic competition and the availability of reimbursement from government and other third party payers.

There are currently no FDA licensed and commercialized HIV vaccines, Zika vaccines, or hemorrhagic fever virus vaccines available in the world market. We are aware of several development-stage and established enterprises, including major pharmaceutical and biotechnology firms, which are actively engaged in vaccine research and development in these areas. For hemorrhagic fever viruses, these include NewLink Genetics and Merck, Johnson & Johnson, Novavax, Profectus Biosciences, Protein Sciences, Inovio and GlaxoSmithKline. For HIV, these include Sanofi, GlaxoSmithKline, and Johnson & Johnson. Other HIV vaccines are in varying stages of research, testing and clinical trials including those supported by the NIH Vaccine Research Center, the U.S. Military, IAVI, the European Vaccine Initiative, and the South African AIDS Vaccine Initiative. For Zika, these include NewLink Genetics, Inovio, Sanofi, Merck, Butantan Institute and NIH (NIAID).

There are numerous FDA-approved treatments for HIV, primarily antiretroviral therapies, marketed by large pharmaceutical companies. Currently, there are no approved therapies for the eradication of HIV. We expect that major pharmaceutical companies that currently market antiretroviral therapy products or other companies that are developing HIV product candidates may seek to develop products for the eradication of HIV.

There are currently no commercialized vaccines to treat chronic HBV infection. Multiple vaccines exist to protect against HBV infection, but they cannot help patients already diagnosed with the disease. Although chronic HBV can be treated with drugs, the treatments do not cure 95% of patients; they cannot induce strong neutralizing antibodies and cellular responses needed to break tolerance to HBV antigens and clear infections, but only suppress the replication of the virus.

There are currently no commercialized vaccines to prevent malaria infection A first generation infection-blocking malaria vaccine, RTS,S, is under regulatory review. It requires 4 doses and has been recommended by the WHO for pilot implementation studies. Since this vaccine is based on a single antigen and has modest efficacy (30-40%, depending on the age of subjects), the WHO has defined a Road Map for developing and licensing of next generation malaria vaccines. These vaccines are expected to contain multiple antigens designed to block both infection and transmission of malaria with at least a 75% efficacy rate.

A number of companies are developing various types of therapeutic vaccines or other immunotherapy approaches to treat cancer including Advaxis, Immune Design, Oncothyreon, Bavarian Nordic, Roche Pharmaceuticals, Merck & Co, Bristol Myers Squibb, AstraZeneca plc, and Medimmune, LLC.

Our Intellectual Property

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are described by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, we are pursuing and will continue to pursue patent protection for our proprietary technologies obtained or developed through our collaborations or developed by us alone. Our patent portfolio, described more fully below, includes applications directed to DNA and MVA based HIV vaccines, their genetic inserts expressing multiple HIV protein components, composition, structure, claim of immunization against multiple subtypes of HIV, routes of administration, safety and other related factors and methods of therapeutic and prophylactic use thereof including administration regimes. Also included are applications directed to preventive vaccines against hemorrhagic fever viruses (Ebola, Sudan, Marburg and Lassa), Zika virus and malaria, and use thereof; immuno-oncology vaccine compositions and methods of use thereof; and therapeutic vaccines against HBV and use thereof. We are the licensee of at least nine issued or allowed U.S. patents and at least fourteen issued or allowed non-U.S. patents. We are actively pursuing five U.S. provisional applications and two international patent applications as the owner of record, in addition to at least four U.S. patent applications and at least fourteen non-U.S. patent applications in five jurisdictions under license.

We are the exclusive, worldwide licensee of several patents and patent applications, which we refer to as the Emory Technology, owned, licensed or otherwise controlled by Emory University for HIV or smallpox vaccines pursuant to a license agreement originally entered into on August 23, 2002 and restated on June 23, 2004 (the “Emory License”). Through the Emory License we are also a non-exclusive licensee of four issued United States patents owned by the NIH related to the ability of our MVA vector vaccine to operate as a vehicle to deliver HIV virus antigens, and to induce an immune response in humans. The four issued United States patents owned by the NIH expire in 2023. All our obligations with respect to the NIH-owned MVA patents are covered by the Emory License. The Emory License expires on the expiration date of the last to expire of the patents licensed thereunder including those that are issued on patents currently pending. We will not know the final termination date of the Emory License until such patents are issued. The Company may terminate the Emory University License upon 90 days’ written notice. The Emory License also contains standard provisions allowing Emory University to terminate upon breach of contract by the Company or upon the Company’s bankruptcy. We may only use the Emory Technology for therapeutic or prophylactic HIV or smallpox vaccines. Emory University also reserved the right to use the Emory Technology for research, educational and non-commercial clinical purposes. Due to the use of federal funds in the development of the Emory Technology, the U.S. Government has the irrevocable, royalty-free, paid-up right to practice and have practiced certain patents throughout the world, should it choose to exercise such rights.

The Emory License, among other contractual obligations, requires payments based on the following:

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Milestone Payments. An aggregate of $3,450,000 is potentially due to Emory University in the future upon the achievement of clinical development and regulatory approval milestones as defined in the Emory License. To date, we have paid a nominal milestone fee upon entering Phase 2 clinical trials for our preventive HIV/AIDS vaccine.

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Royalties. Upon commercialization of products covered by the Emory License, we will owe royalties to Emory University of between 5% and 7.5%, depending on annual sales volume, of net sales made directly by GeoVax. The Emory License also requires minimum annual royalty payments of $3 million in the third year following product launch, increasing annually to $12 million in the sixth year. If we sublicense a covered product to a third party, we will owe royalties to Emory University based on all cash or noncash compensation we receive from our sublicensees. Those royalties will be 19% of all sublicensing consideration we receive prior to the first commercial sale of a related product. Commencing with the first commercial sale, the royalty owed to Emory University will be 27.5% of all sublicensing consideration we receive.

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Patent Reimbursements. During the term of the Emory License, we are obligated to reimburse Emory University for ongoing third party costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent cost reimbursements amounted to $50,186, $113,914, and $179,958 for the years ended December 31, 2016, 2015 and 2014, respectively.

We are not a party to any litigation, opposition, interference, or other potentially adverse proceeding with regard to our patent positions. However, if we become involved in litigation, interference proceedings, oppositions or other intellectual property proceedings, for example as a result of an alleged infringement or a third-party alleging an earlier date of invention, we may have to spend significant amounts of money and time and, in the event of an adverse ruling, we could be subject to liability for damages, invalidation of our intellectual property and injunctive relief that could prevent us from using technologies or developing products, any of which could have a significant adverse effect on our business, financial conditions or results of operations. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous if available at all.

In addition to patent protection, we also attempt to protect our proprietary products, processes and other information by relying on trade secrets and non-disclosure agreements with our employees, consultants and certain other persons who have access to such products, processes and information. Under these agreements, all inventions conceived by employees are our exclusive property. Nevertheless, there can be no assurance that these agreements will afford significant protection against misappropriation or unauthorized disclosure of our trade secrets and confidential information.

We cannot be certain that any of the current pending patent applications we have licensed, or any new patent applications we may file or license, will ever be issued in the United States or any other country. Even if issued, there can be no assurance that those patents will be sufficiently broad to prevent others from using our products or processes. Furthermore, our patents, as well as those we have licensed or may license in the future, may be held invalid or unenforceable by a court, or third parties could obtain patents that we would need to either license or to design around, which we may be unable to do. Current and future competitors may have licensed or filed patent applications or received patents, and may acquire additional patents or proprietary rights relating to products or processes competitive to ours. In addition, any claims relating to the infringement of third-party proprietary rights, or earlier date of invention, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources and require us to enter royalty or license agreements which are not advantageous to us, if available at all.

Research and Development

Our expenditures for research and development activities were $1,970,859, $1,693,102, and $1,812,969 during the years ended December 31, 2016, 2015 and 2014, respectively. As our vaccines continue to go through the process to obtain regulatory approval, we expect our research and development costs to increase. We have not yet formulated any plans for marketing and sales of any vaccine candidate we may successfully develop. Compliance with environmental protection laws and regulations has not had a material effect on our capital expenditures, earnings or competitive position to date.

Scientific Advisors

We seek advice from our Scientific Advisory Board, which consists of a number of leading scientists, on scientific and medical matters. The current members of our Scientific Advisory Board are:

Name	Position/Institutional Affiliation
Thomas P. Monath, MD	Chief Scientific Officer, BioProtection Systems
Stanley A. Plotkin, MD	Professor Emeritus, University of Pennsylvania Adjunct Professor, Johns Hopkins University
Barney S. Graham, MD, PhD	Senior Investigator, Vaccine Research Center, NIAID
Scott C. Weaver, PhD	Director, University of Texas Medical Branch Institute for Human Infections and Immunity Scientific Director, Galveston National Laboratory
Olivera J. Finn, PhD	Distinguished Professor of Immunology and Surgery, University of Pittsburgh

Properties and Employees

We lease approximately 8,400 square feet of office and laboratory space located at 1900 Lake Park Drive, Suite 380, Smyrna, Georgia under a lease agreement which expires on December 31, 2017. We believe this space is adequate for our current needs and we expect to renew the lease on a short-term basis. We may experience an adverse impact on our business if we are unable to access suitable facilities for our offices and laboratories. As of July ___ , 2017, we had seven full-time and two part-time employees. None of our employees are covered by collective bargaining agreements and we believe that our employee relations are good.

Corporate Background

Our primary business is conducted by our wholly-owned subsidiary, GeoVax, Inc., which was incorporated under the laws of Georgia in June 2001. The predecessor of our parent company, GeoVax Labs, Inc. (the reporting entity) was originally incorporated in June 1988 under the laws of Illinois as Dauphin Technology, Inc. (“Dauphin”). In September 2006, Dauphin completed a merger with GeoVax, Inc. As a result of the merger, GeoVax, Inc. became a wholly-owned subsidiary of Dauphin, and Dauphin changed its name to GeoVax Labs, Inc. In June 2008, the Company was reincorporated under the laws of Delaware. We currently do not conduct any business other than GeoVax, Inc.’s business of developing new products for the treatment or prevention of human diseases. Our principal offices are in Smyrna, Georgia (metropolitan Atlanta).

AVAILABLE INFORMATION

Our website address is www.geovax.com. We make available on this website under “Investors – SEC Reports,” free of charge, our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC. We also make available our Code of Ethics on this website under the heading “Investors – Corporate Governance”. Information contained on our website is not incorporated into this prospectus.

SELECTED FINANCIAL DATA

The following selected financial data are derived from our audited and unaudited consolidated financial statements. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The information set forth below should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and the related notes, beginning on page F-1 of this prospectus.

	Years Ended December 31,
	2016	2015	2014	2013	2012
Statement of Operations Data:
Total revenues (grant income)	$828,918	$428,081	$882,956	$2,417,550	$2,657,327
Net loss	(3,271,701)	(2,689,287)	(2,733,555)	(2,284,943)	(2,135,140)
Basic and diluted net loss per common share	(0.08)	(0.08)	(0.10)	(0.11)	(0.12)

	As of December 31,
	2016	2015	2014	2013	2012
Balance Sheet Data:
Total assets	610,217	1,331,593	1,333,198	2,839,576	1,477,970
Total stockholders’ equity	240,370	1,204,603	1,146,175	2,527,227	1,150,935

	Three Months Ended March 31,
	2017	2016
	(unaudited)
Statement of Operations Data:
Total revenues (grant income)	$295,735	$47,600
Net loss	(548,341)	(1,296,279)
Basic and diluted net loss per common share	(0.01)	(0.04)

	As of March 31,
	2017	2016
	(unaudited)
Balance Sheet Data:
Total assets	303,677	796,452
Total stockholders’ equity	(244,224)	630,007

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Financial Data” and our consolidated financial statements and the related notes, beginning on page F-1 of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties because they are based on current expectations and relate to future events and our future financial performance. Our actual results may differ materially from those anticipated in these forward-looking statements because of many important factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

Overview

GeoVax is a clinical-stage biotechnology company developing human vaccines against infectious diseases and cancer using a novel patented Modified Vaccinia Ankara-Virus Like Particle (MVA-VLP) vector vaccine platform. In this platform, MVA, a large virus capable of carrying several vaccine antigens, expresses highly effective VLP immunogens in the person being vaccinated. The platform can elicit durable immune responses while providing the safety characteristics of a replication-defective vector.

Our current development programs are focused on vaccines against HIV, Zika Virus, hemorrhagic fever viruses, and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. All of our potential products are in preclinical research and development phases, with the exception of our preventive HIV vaccine, which is currently in human clinical trials.

Our corporate strategy is to advance and protect our vaccine platform and use its capabilities to design and develop an array of products. We aim to advance products through to human clinical testing, and to seek partnership or licensing arrangements for commercialization. We will also leverage third party resources through collaborations and partnerships for preclinical and clinical testing. Our current collaborators include National Institute of Allergy and Infectious Diseases (NIAID), HIV Vaccines Trial Network (HVTN), Centers for Disease Control and Prevention (CDC), United States Army Research Institute of Infectious Disease (USAMRIID), University of Georgia Research Foundation, University of Pittsburgh, Georgia State University Research Foundation, Peking University, Burnet Institute, American Gene Technologies International, Inc., and ViaMune, Inc.

We have not generated any revenues from the sale of any of our products, and we do not expect to generate any such revenues for at least the next several years. Our product candidates will require significant additional research and development efforts, including extensive preclinical and clinical testing. All product candidates that we advance to clinical testing will require regulatory approval prior to commercial use, and will require significant costs for commercialization. We may not be successful in our research and development efforts, and we may never generate sufficient product revenue to be profitable.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates and adjusts the estimates as necessary. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 2 to our consolidated financial statements for the year ended December 31, 2016. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, (“SAB 104”). SAB 104 provides guidance in applying U.S. generally accepted accounting principles (“GAAP”) to revenue recognition issues, and specifically addresses revenue recognition for upfront, nonrefundable fees received in connection with research collaboration agreements. During the three months ended March 31, 2017, and for the years ended December 31, 2016, 2015 and 2014, our revenue consisted of grant funding received from the NIH. Revenue from these arrangements is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which creates a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for the Company beginning in 2018 and allows for either full retrospective adoption or modified retrospective adoption. We are currently evaluating the impact of the adoption of ASU 2014-09 on our financial statements.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award.

Liquidity and Capital Resources

Historically, our primary uses of cash have been to finance our research and development activities. Since inception, we have funded these activities primarily from government grants and clinical trial assistance, and from sales of our equity securities. At March 31, 2017, we had cash and cash equivalents of $166,749 and total assets of $303,677, as compared to $454,030 and $610,217, respectively, at December 31, 2016. At March 31, 2017, we had a working capital deficit of $307,514, compared to positive working capital of $174,532 at December 31, 2016. Our current liabilities at March 31, 2017 included $381,989 of accrued management salaries and director fees, payment of which is continuing to be deferred. Additional sources of near-term working capital include grant revenues, collaboration fees, and warrant exercises as further discussed below.

Net cash used in operating activities was $322,098 and $629,064 for the three-month periods ended March 31, 2017 and 2016, respectively. Net cash used in operating activities was $1,946,119, $2,705,263, and $2,250,107 for the years ended December 31, 2016, 2015 and 2014, respectively. Generally, the variances between periods are due to fluctuations in our net losses, offset by non-cash charges such as depreciation and stock-based compensation expense, and by net changes in our assets and liabilities. Our net losses generally fluctuate based on expenditures for our research activities, partially offset by government grant revenues. As of March 31, 2017, there was $867,911 in approved grant funds available for use during 2017 and early 2018.

NIAID has funded the costs of conducting all of our human clinical trials (Phase 1 and Phase 2a) to date for our preventive HIV vaccines, with GeoVax incurring certain costs associated with manufacturing the clinical vaccine supplies and other study support. NIAID is also currently funding the cost of an ongoing Phase 1 trial (HVTN 114), which is investigating the effect of adding a “protein boost” component to our vaccine. Concurrently, a preclinical study in non-human primates (funded by a NIAID grant) is evaluating two additional proteins specifically chosen as boosting agents for GOVX-B11, and planning is underway for a Phase 1 trial to evaluate the safety and immunogenicity of these proteins in humans. Based on the results from these studies, we expect NIAID may then be ready to support a large phase 2b efficacy trial. In July 2016, NIAID awarded us a contract of up to $7.8 million for the production of the DNA vaccine component of GOVX-B11, which is intended for use in advanced clinical trials.

In March 2017, we entered into a collaboration with American Gene Technologies International, Inc. (AGT) whereby AGT intends to conduct a Phase 1 human clinical trial with our combined technologies, with the goal of developing a functional cure for HIV infection. The cost of the clinical trial will be borne by AGT. The primary objectives of the trial will be to assess the safety and efficacy of the therapy, with secondary objectives to assess the immune responses as a measure of efficacy. In exchange for use of our vaccine product in the clinical trial, AGT agreed to pay us a fee of $95,000 which we expect to be fully paid during the second quarter of 2017. No commercial rights or licenses have yet been granted to AGT.

Net cash used in investing activities was $4,350 and $-0- for the three-month periods ended March 31, 2017 and 2016, respectively. Net cash used in investing activities was $ -0-, $15,850, and $35,503 for the years ended December 31, 2016, 2015 and 2014, respectively. Our investing activities have consisted predominantly of capital expenditures.

Net cash provided by financing activities was $49,167 and $238,198 for the three-month periods ended March 31, 2017 and 2016, respectively. Net cash provided by financing activities was $1,339,801, $2,679,810, and $873,400 for the years ended December 31, 2016, 2015 and 2014, respectively. During the year ended December 31, 2014, warrants to purchase 3,176,000 shares of common stock were exercised for total net proceeds to the Company of $873,400. During the year ended December 31, 2015, we sold 3,000 shares of Series C convertible preferred stock for net proceeds of approximately $2.7 million. As part of this transaction, we also issued several series of stock purchase warrants. During the year ended December 31, 2016, warrants to purchase 21,884,420 shares of common stock were exercised for total net proceeds to the Company of $1,339,801. During March 2017 (through March 21), warrants to purchase 983,334 shares of common stock were exercised for total net proceeds to the Company of $49,167. During the three-month period ended March 31, 2017, warrants to purchase shares of our common stock were exercised for total net proceeds of $49,167. During April 2017, additional warrants were exercised for total net proceeds to us of $100,000. During May 2017 we sold shares of our Series D convertible preferred stock to certain institutional investors for an aggregate purchase price of $1,000,000.

As of March 31, 2017, we had an accumulated deficit of $36.3 million. We expect that for the foreseeable future we will continue to operate at a loss. The amount of the accumulated deficit will continue to increase, as it will be expensive to continue research and development efforts. We will continue to require substantial funds to continue our activities and cannot predict the outcome of our efforts. We believe that our existing cash resources, combined with funding from existing NIH grants and clinical trial support will only be sufficient to fund our planned operations through the end of 2017. We will require additional funds to continue our planned operations beyond that date. We are currently seeking sources of capital through additional government grant programs and clinical trial support, and we may also conduct additional offerings of our equity securities. We note that the accredited investors who acquired our Series D convertible preferred stock in May 2017 have been virtually the only source of investment in our equity securities in the last two years, and there can be no assurance further funding will be available from these investors. Furthermore, additional funding may not be available on favorable terms or at all and if we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

Contractual Obligations

Contractual obligations represent future cash commitments and liabilities under agreements with third parties, and exclude contingent liabilities for which we cannot reasonably predict future payment. Additionally, the expected timing of payment of the obligations presented below is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the timing of receipt of goods or services or changes to agreed-upon terms or amounts for some obligations.

The following table represents our contractual obligations as of December 31, 2016, aggregated by type (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 years
Operating Lease Obligations (1)	$152	$152	$--	$--	$--
Firm Purchase Commitments (2)	305	305	--	--	--
Emory University – License Agreement (3)	--	--	--	--	--
Total	$457	$457	$--	$--	$--

(1)

Our operating lease obligations relate to the facility lease for our 8,430 square foot facility in Smyrna, Georgia, which houses our laboratory operations and our administrative offices. The lease expires on December 31, 2017.

(2)	Firm purchase commitments relate to contracts for research activities related to NIH grants.
(3)

Pursuant to the Emory License, we have committed to make potential future milestone and royalty payments which are contingent upon the occurrence of future events. Such events include development milestones, regulatory approvals and product sales. Because the achievement of these milestones is currently neither probable nor reasonably estimable, the contingent payments have not been included in the table above or recorded on our Consolidated Balance Sheets. The aggregate total of all potential milestone payments included in the Emory License (excluding royalties on net sales) is approximately $3.5 million.

As of March 31, 2017, we had noncancelable lease obligations and other firm purchase obligations totaling approximately $339,000. Approximately $225,000 of the purchase commitments at March 31, 2017 relate to subcontracts associated with our government grants, which we expect will be fully reimbursed to us pursuant to those grants. We have no committed lines of credit and no other committed funding or long-term debt. We have employment agreements with our senior management team, each of which may be terminated with 30 days advance notice.

Net Operating Loss Carryforwards

At December 31, 2016, we had consolidated net operating loss carryforwards for income tax purposes of $69.5 million, which will expire in 2019 through 2036 if not utilized. We also have research and development tax credits of approximately $892,000 available to reduce income taxes, if any, which will expire in 2022 through 2036 if not utilized. The amount of net operating loss carryforwards and research tax credits available to reduce income taxes in any year may be limited in certain circumstances.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that are likely or reasonably likely to have a material effect on our financial condition or results of operations, other than operating leases.

Results of Operations – Three-Month Periods Ended March 31, 2017 and 2016

Net Loss

We recorded a net loss of $548,341 for the three-month period ended March 31, 2017, as compared to $1,296,279 for the three-month period ended March 31, 2016. Our net losses typically fluctuate due to the timing of activities and related costs associated with our vaccine research and development activities and our general and administrative costs, as described below.

Grant Revenues

During the three-month period ended March 31, 2017, we recorded grant revenues of $295,735, as compared to $47,600 during the comparable period of 2016. Grant revenues relate to grants and contracts from NIAID in support of our HIV vaccine development activities. We record revenue associated with these grants as the related costs and expenses are incurred. The difference in our grant revenues from period to period is dependent upon our expenditures for activities supported by the grants, and fluctuates based on the timing of the expenditures.

Additional detail concerning our grant revenues and the remaining funds available for use as of March 31, 2017 is presented in the table below.

	Grant Revenues Recorded During Three-Month Periods Ended March 31,		Approved Funds Available at
Grant/Contract No.	2017	2016	March 31, 2017
Staged Vaccine Development Contract	$46,806	$-	$97,115
SBIR Grant No. 1R43AI120887-01/02	54,803	47,600	104,169
SBIR Grant No. 2R44AI106422-03/04	194,126	-	666,627
Total	$295,735	$47,600	$867,911

Research and Development Expenses

Our research and development expenses were $551,795 and $438,004 for the three-month periods ended March 31, 2017 and 2016, respectively. Research and development expense for these periods includes stock-based compensation expense of $6,660 and $5,893, respectively (see discussion under “Stock-Based Compensation Expense” below).

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on our need for vaccine manufacturing by third parties, the timing of expenditures related to our grants from the NIH, the timing of costs associated with clinical trials being funding directly by us, and other factors. The overall increase in research and development expense from 2016 to 2017 can mostly be attributed to fluctuating expenditures related to the activities supported by our grants from NIAID. Our research and development costs do not include costs incurred by the HVTN in conducting clinical trials of our preventive HIV vaccines; those costs are funded directly to the HVTN by NIAID.

We do not disclose our research and development expenses by project, since our employees’ time is spread across multiple programs and our laboratory facility is used for multiple vaccine candidates. We track the direct cost of research and development expenses related to government grant revenue by the percentage of assigned employees’ time spent on each grant and other direct costs associated with each grant. Indirect costs associated with grants are not tracked separately, but are applied based on a contracted overhead rate negotiated with the NIH. Therefore, the recorded revenues associated with government grants approximates the costs incurred. We believe that additional project-by-project information would not form a reasonable basis for disclosure to our investors.

We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with vaccine development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from pre-clinical studies and clinical trials, we may elect to discontinue or delay vaccine development programs to focus our resources on more promising vaccine candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the number of patients that ultimately participate in the clinical trial; the duration of patient follow-up that seems appropriate in view of the results; the number of clinical sites included in the clinical trials; and the length of time required to enroll suitable patient subjects.

General and Administrative Expenses

Our general and administrative expenses were $292,667 and $906,505 for the three-month periods ended March 31, 2017 and 2016, respectively. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, and other general corporate expenses. General and administrative expense includes stock-based compensation expense of $7,920 and $477,592 for the 2017 and 2016 periods, respectively (see discussion under “Stock-Based Compensation Expense” below). Excluding stock-based compensation expense, general and administrative expenses were $284,747 and $428,913 for the three-month periods ended March 31, 2017 and 2016, respectively. The overall decrease in general and administrative expense from 2016 to 2017 is attributable to lower patent costs, as well as general efforts to conserve the Company’s cash resources. We expect that our general and administrative costs may increase in the future in support of expanded research and development activities and other general corporate activities.

Stock-Based Compensation Expense

For the three-month periods ended March 31, 2017 and 2016, the components of stock-based compensation expense were as follows:

	Three Months Ended March 31,
	2017	2016
Stock option expense	$14,580	$13,686
Warrant modification expense	-	469,799
Total stock-based compensation expense	$14,580	$483,485

In general, stock-based compensation expense is allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. For the three-month periods ended March 31, 2017 and 2016, stock-based compensation expense was allocated as follows:

	Three Months Ended March 31,
	2017	2016
General and administrative expense	$7,920	$477,592
Research and development expense	6,660	5,893
Total stock-based compensation expense	$14,580	$483,485

Other Income

Interest income for the three-month periods ended March 31, 2017 and 2016 was $386 and $630, respectively. The variances between periods are primarily attributable to cash available for investment and interest rate fluctuations.

Results of Operations – Years Ended December 31, 2016, 2015 and 2014

We recorded net losses of $3,271,701, $2,689,287, and $2,733,555 for the years ended December 31, 2016, 2015 and 2014, respectively. Our operating results typically fluctuate due to the timing of activities and related costs associated with our research and development activities and our general and administrative costs, as described below.

Grant Revenue

We recorded grant revenues of $828,918, $428,081, and $882,956 for the years ended December 31, 2016, 2015 and 2014, respectively. Grant revenues relate to grants and contracts from the NIAID in support of our HIV vaccine development activities, and have been in the form of Small Business Innovative Research (SBIR) grants, a Staged Vaccine Development (SVD) contract, and an Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant. We record revenue associated with these grants as the related costs and expenses are incurred. The difference in our grant revenues from period to period is dependent upon our expenditures for activities supported by the grants, and fluctuates based on the timing of the expenditures.

Additional detail concerning our grant revenues and the remaining funds available for use as of December 31, 2016 is presented in the table below.

	Grant Revenue Recorded During Year Ended December 31,			Remaining Funds Available at December 31,
Grant/Contract No.	2016	2015	2014	2016
Staged Vaccine Development Contract	$55,521	$-	$-	$143,921
SBIR Grant No. 1R43AI120887-01/02	235,535	199,116	-	158,972
SBIR Grant No. 2R44AI106422-03	537,862	-	-	202,594
SBIR Grant No. 5R43AI106422-01/02	-	153,501	258,267	-
IPCAVD Grant	-	75,464	624,689	-
Total	$828,918	$428,081	$882,956	$505,487

Research and Development Expenses

Our research and development expenses were $1,970,859, $1,693,102, and $1,812,969 for the years ended December 31, 2016, 2015 and 2014, respectively. Research and development expense for these periods includes stock-based compensation expense of $23,614, $22,083, and $32,134 for 2016, 2015 and 2014, respectively (see discussion under “Stock-Based Compensation Expense” below).

Our research and development expenses can fluctuate considerably on a period-to-period basis, depending on our need for vaccine manufacturing by third parties, the timing of expenditures related to our grants from the NIH, the timing of costs associated with any clinical trials being funding directly by us, and other factors. The overall decrease in research and development expense from 2014 to 2015, and then the increase to 2016, can mostly be attributed to fluctuating expenditures related to the activities supported by our grants from NIAID. Our research and development costs do not include costs incurred by the HVTN in conducting clinical trials of our preventive HIV vaccines; those costs are funded directly to the HVTN by NIAID.

Historically, we have not disclosed our research and development expenses by project, since our employees’ time is spread across multiple programs and our laboratory facility is used for multiple vaccine candidates. We track the direct cost of research and development expenses related to government grant revenue by the percentage of assigned employees’ time spent on each grant and other direct costs associated with each grant. Indirect costs associated with grants are not tracked separately, but are applied based on a contracted overhead rate negotiated with the NIH. Therefore, the recorded revenues associated with government grants approximates the costs incurred. We believe that additional project-by-project information would not form a reasonable basis for disclosure to our investors.

We do not provide forward-looking estimates of costs and time to complete our research programs due to the many uncertainties associated with vaccine development. Due to these uncertainties, our future expenditures are likely to be highly volatile in future periods depending on the outcomes of the trials and studies. As we obtain data from pre-clinical studies and clinical trials, we may elect to discontinue or delay vaccine development programs to focus our resources on more promising vaccine candidates. Completion of preclinical studies and human clinical trials may take several years or more, but the length of time can vary substantially depending upon several factors. The duration and the cost of future clinical trials may vary significantly over the life of the project because of differences arising during development of the human clinical trial protocols, including the number of patients that ultimately participate in the clinical trial; the duration of patient follow-up that seems appropriate in view of the results; the number of clinical sites included in the clinical trials; and the length of time required to enroll suitable patient subjects.

General and Administrative Expenses

Our general and administrative expenses were $2,131,426, $1,429,731, and $1,807,605 for the years ended December 31, 2016, 2015 and 2014, respectively. General and administrative costs include officers’ salaries, legal and accounting costs, patent costs, amortization expense associated with intangible assets, and other general corporate expenses. General and administrative expense includes stock-based compensation expense of $944,053, $45,822, and $446,969 for 2016, 2015 and 2014, respectively (see discussion under “Stock-Based Compensation Expense” below). We expect that our general and administrative costs may increase in the future in support of expanded research and development activities and other general corporate activities.

Stock-Based Compensation Expense

For the three years ended December 31, 2016, the components of stock-based compensation expense were as follows:

	2016	2015	2014
Stock option expense	$54,805	$67,905	$101,191
Stock issued for services	-	-	100,000
Warrant modification expense	912,862	-	277,912
Total stock-based compensation expense	$967,667	$67,905	$479,103

In general, stock-based compensation expense is allocated to research and development expense or general and administrative expense according to the classification of cash compensation paid to the employee, consultant or director to whom the stock compensation was granted. For the three years ended December 31, 2016, stock-based compensation expense was allocated as follows:

	2016	2015	2014
General and administrative expense	$944,053	$45,822	$446,969
Research and development expense	23,614	22,083	32,134
Total stock-based compensation expense	$967,667	$67,905	$479,103

Interest Income

Interest income was $1,666, $5,465, and $4,063 for the years ended December 31, 2016, 2015 and 2014, respectively. The variances between years are primarily attributable to the cash available for investment and to interest rate fluctuations.

Impact of Inflation

For the three-year period ended December 31, 2016, we do not believe that inflation and changing prices had a material impact on our operations or on our financial results.

SECURITY OWNERSHIP OF
PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of July 7, 2017 by (1) each director; (2) each of our Named Executive Officers; (3) all executive officers and directors as a group; and (4) each additional person who is known by us to beneficially own more than 5% of our common stock. Except as otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner (1)	Ownership	of Class (2)
Directors and Executive Officers:
Randal D. Chase (3)	67,600	*
David A. Dodd (4)	265,791	*
Farshad Guirakhoo (5)	33,333	*
Dean G. Kollintzas (6)	214,691	*
Robert T. McNally (7)	291,605	*
Mark W. Reynolds (8)	262,000	*
Harriet L. Robinson (9)	1,337,059	2.1%
John N. Spencer, Jr. (10)	214,691	*
All executive officers and directors as a group (8 persons) (11)	2,655,070	4.1%
All 5% Stockholders:
Emory University (12)	4,621,405	7.2%
Sabby Healthcare Master Fund, Ltd (13)	6,866,000	9.99%
Sabby Volatility Warrant Master Fund, Ltd (14)	6,866,000	9.99%

___________

* Less than 1%

(1)	Except as otherwise indicated, the business address of each director and executive officer listed is c/o GeoVax Labs, Inc., 1900 Lake Park Drive, Suite 380, Smyrna, Georgia 30080.

(2)

This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 63,913,900 shares of common stock outstanding as of July 7, 2017. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of July 7, 2017, as well as shares of preferred stock which may be converted at any time at the option of the holder, are deemed outstanding.

(3)	Includes options to purchase 27,600 shares of common stock exercisable within 60 days of July 7, 2017.
(4)	Includes options to purchase 138,066 shares of common stock exercisable within 60 days of July 7, 2017.
(5)	Includes options to purchase 33,333 shares of common stock exercisable within 60 days of July 7, 2017.
(6)	Includes options to purchase 168,066 shares of common stock exercisable within 60 days of July 7, 2017.
(7)	Includes options to purchase 249,400 shares of common stock exercisable within 60 days of July 7, 2017.
(8)	Includes options to purchase 196,000 shares of common stock exercisable within 60 days of July 7, 2017.
(9)	Includes options to purchase 163,333 shares of common stock exercisable within 60 days of July 7, 2017.
(10)

Includes options to purchase 168,066 shares of common stock exercisable within 60 days of July 7, 2017. Mr. Spencer shares voting and investment power with his spouse with respect to 46,625 shares and a warrant for 22,388 shares which are owned jointly by them.

(11)

Includes options to purchase 1,143,864 shares of common stock exercisable within 60 days of July 7, 2017. Unless otherwise noted, none of our Directors or Executive Officers have pledged any of their beneficially-owned shares as security for any obligation.

(12)	The address for this stockholder is Administration Building, 201 Dowman Drive, Atlanta, Georgia 30322.
(13)

The address for this stockholder is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. Includes 1,025,153 shares of common stock, 93,174,733 shares of common stock issuable upon conversion of Series C Preferred Stock, 33,333,333 shares of common stock issuable upon conversion of Series D Preferred Stock, and warrants to purchase 13,411,455 shares of common stock exercisable within 60 days of July 7, 2017. The Series C Preferred Stock, the Series D Preferred Stock, and the warrants owned by this stockholder contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent (but only to the extent) that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of either 4.99% (for conversion of the Series C Preferred Stock), 9.99% (for conversion of the Series D Preferred Stock), or 9.99% for exercise of warrants (the “Maximum Percentage”) of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). To the extent the above limitation applies, the determination of whether a share of preferred stock or warrant shall be exercisable or convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). If no exercise and conversion limitations were applicable, as of July 7, 2017, this shareholder would beneficially own 140,944,674 shares of our common stock. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  Except as described above, none of the holders has had, within the past three years, any position, office or other material relationship with the Company or any of our predecessors or affiliates.

(14)

The address for this stockholder is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. Includes 1,025,000 shares of common stock, 93,175,000 shares of common stock issuable upon conversion of Series C Preferred Stock, 33,333,333 shares of common stock issuable upon conversion of Series D Preferred Stock, and warrants to purchase 13,411,455 shares of common stock exercisable within 60 days of July 7, 2017. The Series C Preferred Stock, the Series D Preferred Stock, and the warrants owned by this stockholder contain exercise and conversion limitations providing that a holder thereof may not convert or exercise (as the case may be) to the extent (but only to the extent) that, if after giving effect to such conversion or exercise (as the case may be), the holder or any of its affiliates would beneficially own in excess of either 4.99% (for conversion of the Series C Preferred Stock), 9.99% (for conversion of the Series D Preferred Stock), or 9.99% for exercise of warrants (the “Maximum Percentage”) of the outstanding shares of common stock immediately after giving effect to such conversion or exercise (as the case may be). To the extent the above limitation applies, the determination of whether a share of preferred stock or warrant shall be exercisable or convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). If no exercise and conversion limitations were applicable, as of July 7, 2017, this shareholder would beneficially own 140,944,788 shares of our common stock. Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.  Except as described above, none of the holders has had, within the past three years, any position, office or other material relationship with the Company or any of our predecessors or affiliates.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our directors and executive officers:

Name	Age	Current Position
David A. Dodd (1)(2)	67	Chairman of the Board of Directors
Robert T. McNally, Ph.D.	69	President and Chief Executive Officer, Director
Mark W. Reynolds, CPA	55	Chief Financial Officer and Corporate Secretary
Harriet L. Robinson, Ph.D.	79	Chief Scientific Officer Emeritus, Director
Farshad Guirakhoo, Ph.D.	63	Chief Scientific Officer
Randal D. Chase, Ph.D. (1)(3)	67	Independent Director
Dean G. Kollintzas (2)(3)	44	Independent Director
John N. Spencer, Jr. (1)(2)(3)	76	Independent Director

______________________

(1)	Member of the Compensation Committee of the Board of Directors.
(2)	Member of the Nominating and Governance Committee of the Board of Directors.
(3)	Member of the Audit Committee of the Board of Directors.

David A. Dodd. Mr. Dodd joined the Board of Directors in March 2010 and became Chairman of our Board of Directors on January 1, 2011. Since April 2013, he has served as President and Chief Executive Officer, and as a member of the Board of Directors, of Aeterna Zentaris Inc., a drug development company. Since May 2014, Mr. Dodd has also served as Chairman of the Board of Aeterna Zentaris. He is also the Chief Executive Officer of RiversEdge BioVentures, an investment and advisory firm focused on the life sciences and pharmaceuticals industries, which he founded in 2009. He has more than 35 years of executive experience in the healthcare industry. From December 2007 to June 2009, Mr. Dodd was President, Chief Executive officer and Chairman of BioReliance Corporation, an organization that provided biological safety testing, viral clearance testing, genetic and mammalian technology testing and laboratory animal diagnostic services testing. From October 2006 to April 2009, he served as non-executive chairman of Stem Cell Sciences Plc. Before that, Mr. Dodd served as President, Chief Executive Officer and Director of Serologicals Corporation before it was sold to Millipore Corporation in July 2006 for $1.5 billion. For five years prior to his employment by Serologicals Corporation, Mr. Dodd served as President and Chief Executive Officer of Solvay Pharmaceuticals, Inc. and Chairman of its subsidiary Unimed Pharmaceuticals, Inc. The Board of Directors has concluded that Mr. Dodd should serve on the Board of Directors due to his experience in the pharmaceutical industry, as well as his background in general management, business transformation, corporate partnering, and mergers and acquisitions.

Robert T. McNally, Ph.D. Dr. McNally joined the Board of Directors in December 2006 and was appointed as our President and Chief Executive Officer effective April 1, 2008. From 2000 to March 2008, Dr. McNally served as Chief Executive Officer of Cell Dynamics LLC, a cGMP laboratory services company. Previously, Dr. McNally was a co-founder and Senior Vice President of Clinical Research for CryoLife, Inc., a pioneering company in transplantable human tissues. He has over 34 years of experience in academic and corporate clinical investigations, management, research, business, quality and regulatory affairs Dr. McNally is a Fellow of the American Institute for Medical and Biological Engineering, serves on the advisory boards of the Petit Institute for Bioengineering and Dupree College of Management at the Georgia Institute of Technology, and is a former Chairman of Georgia Bio, a trade association. Dr. McNally graduated with a Ph.D. in biomedical engineering from the University of Pennsylvania. The Board of Directors has concluded that Dr. McNally should serve on its Board of Directors by virtue of his prior business and scientific experience, including his experience as Chief Executive Officer of Cell Dynamics, LLC and as Senior Vice President of Clinical Research for CryoLife, Inc., and due to his intimate involvement with the Company’s ongoing operations as its President and Chief Executive Officer.

Mark W. Reynolds, CPA. Mr. Reynolds joined the Company in October 2006 as Chief Financial Officer and Corporate Secretary. From 2004 to 2008, Mr. Reynolds served as Chief Financial Officer for HealthWatchSystems, Inc. a privately-held company in the consumer healthcare industry. From 2004 to 2006, he served as Chief Financial Officer for Duska Therapeutics, Inc., a publicly-held biotechnology company. From 1988 to 2002, Mr. Reynolds worked for CytRx Corporation, a publicly-held biopharmaceutical company, where he first served as Controller and then as Chief Financial Officer. Mr. Reynolds began his career as an auditor with Arthur Andersen & Co. from 1985 to 1988. He is a certified public accountant and earned a Master’s of Accountancy degree from the University of Georgia.

Harriet L. Robinson, Ph.D. Dr. Robinson is a co-founder of the Company, first serving as Senior Vice President, Research and Development in November 2007 before becoming Chief Scientific Officer in February 2008, a position she held until the appointment of Farshad Guirakhoo, PhD as Chief Scientific Officer in January 2017. Dr. Robinson is now Chief Scientific Officer Emeritus and continues to serve as director of GeoVax’s HIV vaccine program. Dr. Robinson was elected to the Board of Directors in June 2008. From 1999 to February 2008, Dr. Robinson served as the Asa Griggs Candler Professor of Microbiology and Immunology at Emory University in Atlanta, Georgia, and from 1998 to February 2008 as Chief, Division of Microbiology and Immunology, Yerkes National Primate Center and Professor at the Emory University School of Medicine. She was Professor, Department of Microbiology & Immunology, at the University of Massachusetts Medical Center from 1988 to 1997 and Staff, then Senior, then Principal Scientist at the University of Massachusetts Worcester Foundation for Experimental Biology from 1977 to 1987. Dr. Robinson received a Bachelor of Arts degree from Swarthmore College and M.S. and Ph.D. degrees from the Massachusetts Institute of Technology. The Board of Directors has concluded that Dr. Robinson should serve on its Board of Directors by virtue of her extensive knowledge of the Company’s technology as its scientific founder.

Farshad Guirakhoo, Ph.D. Dr. Guirakhoo joined the Company as Senior Vice President, Research and Development in October 2015, and was appointed as Chief Scientific Officer in January 2017. Dr. Guirakhoo has served in senior management and scientific roles within the biotechnology industry with Vaxess Technologies from 2014 to 2015, Hookipa Biotech from 2012 to 2014, Sanofi Pasteur from 2007 to 2012, Acambis, Inc. from 1999 to 2007 and OraVax, Inc. from 1992 to 1999. He earned his Ph.D. in Virology at the Medical University of Vienna, Vienna, Austria, holds a M.Sc. degree in Genetics from the International Institute for Biophysics and Biochemistry of Tehran University, and a B.Sc. degree in Biology from the National University of Iran. He conducted his Post-Doctoral training at the Medical University of Vienna and at the National Centers for Disease Control and Prevention (CDC), Division of Vector-Borne Infectious Diseases. In his scientific career, Dr. Guirakhoo has filed over 90 patent applications and is author/co-author of more than 80 publications, including book chapters, in peer-reviewed journals. In 2014, he was named as one of the 50 Most Influential People in Vaccines.

Randal D. Chase, Ph.D. Dr. Chase joined the Board of Directors in March 2015. In February 2017, Dr. Chase was appointed President and Chief Executive Officer of Advanced Proteome Therapeutics Corporation, a publicly-held biopharmaceutical company which he has served as a member of the board of directors since 2015. Since 2011, Dr. Chase has served as a business advisor and consultant to companies in the life science sector. He served as Chairman of the Board for Medicago, Inc. until its sale to Mitsubishi Tanabe Pharma Corporation in 2013. From 2006 to 2011, he served as President and Chief Executive Officer of Immunovaccine, Inc., a clinical-stage biotechnology company developing vaccines against cancer and infectious diseases. Dr. Chase is also a former president of Shire Biologics, North American Vaccine, Pasteur Merieux Connaught, and Quadra Logic Technologies, Inc. His early career was at Bristol Myers and Glaxo Pharmaceuticals. Dr. Chase attended the Senior Executive Program of the London Business School in the United Kingdom, holds a bachelor of sciences degree in biochemistry from Bishop’s University and a Ph.D. in biochemistry from the University of British Columbia. Dr. Chase completed a post-doctoral fellowship at the McArdle Cancer Institute of the University of Wisconsin. The Board of Directors has concluded that Dr. Chase should serve on the Board of Directors due to his extensive leadership experience in the pharmaceutical industry, and the vaccine industry in particular.

Dean G. Kollintzas. Mr. Kollintzas joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Since 2001 Mr. Kollintzas has been an intellectual property attorney specializing in biotechnology and pharmaceutical licensing, FDA regulation, and corporate/international transactions. Mr. Kollintzas received a microbiology degree from the University of Illinois and a J.D. from Franklin Pierce Law Center. He is a member of the Wisconsin and American Bar Associations. Since 2004, Mr. Kollintzas has been in private practice. In 2014, he founded Procare Clinical, LLC, a clinical trial management company headquartered in Naperville, IL. The Board of Directors has concluded that Mr. Kollintzas should serve on the Board of Directors by virtue of his experience with intellectual property matters, biotechnology and pharmaceutical licensing, and FDA regulation.

John N. (Jack) Spencer, Jr., CPA Mr. Spencer joined the Board of Directors upon consummation of the merger with GeoVax, Inc. in September 2006. Mr. Spencer is a certified public accountant and was a partner of Ernst & Young LLP where he spent more than 38 years until he retired in 2000. Mr. Spencer also serves as a director of MRI Interventions, Inc. (Nasdaq: MRIC), a medical device company, where he also chairs the audit committee and serves on the compensation committee. He served as the Temporary Chief Financial Officer of Applied Genetic Technologies Corporation from November 2013 until February 2014 while that company prepared for its initial public offering. He also serves on the board of one privately held company and as a consultant to various companies primarily relating to financial accounting and reporting matters. Mr. Spencer received a bachelor of science degree from Syracuse University, and he earned an M.B.A. degree from Babson College. He also attended the Harvard Business School Advanced Management Program. The Board of Directors has concluded that Mr. Spencer should serve on the Board of Directors by virtue of his experience at Ernst & Young LLP where he was the partner in charge of that firm’s life sciences practice for the southeastern United States, and his clients included a large number of publicly-owned and privately-held medical technology companies, together with his continuing expertise as a director of, and a consultant to, other publicly owned and privately held companies.

Director Independence

The Board of Directors has determined that Messrs. Chase, Dodd, Kollintzas, and Spencer are the members of our Board of Directors who are “independent,” as that term is defined by Section 301(3)(B) of the Sarbanes-Oxley Act of 2002. The Board of Directors has also determined that these three individuals meet the definition of “independent director” set forth in Rule 5605(a)(2) of the Nasdaq Listing Rules. As independent directors, Messrs. Dodd, Kollintzas and Spencer serve as the members of our Audit Committee, our Compensation Committee, and our Nominating and Governance Committee.

EXECUTIVE COMPENSATION

The tables and disclosures that follow set forth the compensation and certain other information with respect to our “Named Executive Officers”. The Named Executive Officers for 2016 include our principal executive officer, and our two other most highly compensated executive officers. Our Named Executive Officers for 2016 were:

●     Robert T. McNally, Ph.D., President and Chief Executive Officer

●     Mark W. Reynolds, Chief Financial Officer

●     Farshad Guirakhoo, Ph.D., Chief Scientific Officer

Summary Compensation Table

The following table sets forth information concerning the total compensation earned during 2016 and 2015 by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)		All Other Compensation ($)		Total ($)
Robert T. McNally, PhD	2016	$165,000	$-	$23,588	(2)	$2,825	(8)	$191,413
President and Chief Executive Officer	2015	165,000	-	6,525	(5)	6,600	(8)	178,125
Mark W. Reynolds	2016	234,392	-	17,085	(3)	5,938	(8)	257,415
Chief Financial Officer	2015	223,230	2,000	5,220	(6)	8,885	(8)	239,335
Farshad Guirakhoo, PhD	2016	250,000	-	4,335	(4)	21,569	(9)	275,904
Chief Scientific Officer	2015	51,282	10,000	9,340	(7)	3,750	(9)	74,372

(1)

Represents the grant date fair value of the stock options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). See footnotes 2 and 9 to our consolidated financial statements for the year ended December 31, 2016 for a discussion of the assumptions made and methods used for determining stock compensation values.

(2)

Grant date fair value of stock option grant on December 13, 2016 for 462,500 shares with an exercise price of $0.0652 per share, vesting over a three-year period. As of December 31, 2016, none of these shares have vested and are exercisable.

(3)

Grant date fair value of stock option grant on December 13, 2016 for 335,000 shares with an exercise price of $0.0652 per share, vesting over a three-year period. As of December 31, 2016, none of these shares have vested and are exercisable

(4)

Grant date fair value of stock option grant on December 13, 2016 for 85,000 shares with an exercise price of $0.0652 per share, vesting over a three-year period. As of December 31, 2016, none of these shares have vested and are exercisable

(5)

Grant date fair value of stock option grant on December 8, 2015 for 75,000 shares with an exercise price of $0.11 per share, vesting over a three-year period. As of December 31, 2016, 25,000 of these shares have vested and are exercisable.

(6)

Grant date fair value of stock option grant on December 8, 2015 for 60,000 shares with an exercise price of $0.11 per share, vesting over a three-year period. As of December 31, 2016, 20,000 of these shares have vested and are exercisable.

(7)

Grant date fair value of stock option grants on October 19, 2015 for 40,000 shares with an exercise price of $0.13 per share, and on December 8, 2015 for 60,000 shares with an exercise price of $0.11 per share. All of such options vest over a three-year period. As of December 31, 2016, 33,333 of these shares have vested and are exercisable.

(8)	Represents employer matching contributions to the Company’s 401(k) retirement plan.
(9)

The 2016 amount represents $3,569 of employer matching contributions to the Company’s 401(k) retirement plan, and $18,000 in housing expense allowances. The 2015 amount represents housing expense allowances only.

Employment Agreement with Robert T. McNally, PhD

Robert T. McNally, PhD serves as our President and Chief Executive Officer, under an employment agreement dated March 20, 2008 and amended on October 22, 2013. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $200,000 to Dr. McNally, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. McNally is eligible for grants of awards from our equity incentive plans and is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Dr. McNally’s current annualized full-time base salary is $275,000. In February 2014, Dr. McNally reduced his time commitment to the company from 100% to 60%, and his base salary has been adjusted proportionately to $165,000. In April 2016, to help conserve the Company’s cash resources, Dr. McNally agreed to defer a portion of his base salary, effectively reducing his annualized salary from $165,000 to $25,000. As of December 31, 2016, Dr. McNally’s accumulated salary deferral is $94,375. At May 15, 2017, the accumulated salary deferral is $146,875.

If we terminate Dr. McNally’s employment without cause, we will pay him a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service (8 weeks as of December 31, 2016). Dr. McNally may terminate the employment agreement at any time by giving us 60 days’ notice. In that event, he would not receive severance.

If we terminate Dr. McNally’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) three times his then base salary and target annual bonus, (b) three times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (c) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by Dr. McNally.

Employment Agreement with Mark W. Reynolds

Mark W. Reynolds serves as our Chief Financial Officer, under an employment agreement dated January 1, 2010 and amended on October 22, 2013. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $212,600 to Mr. Reynolds, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Mr. Reynolds is eligible for grants of awards from our equity incentive plans and is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees.

Mr. Reynolds’ current annualized base salary is $234,392. In April 2016, to help conserve the Company’s cash resources, Mr. Reynolds agreed to defer a portion of his base salary, effectively reducing his annualized salary from $234,392 to $140,635. As of December 31, 2016, Mr. Reynolds’ accumulated salary deferral is $62,504. At May 15, 2017, the accumulated salary deferral is $97,663.

If we terminate Mr. Reynolds’ employment without cause, we will pay him a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service (10 weeks as of December 31, 2016). Mr. Reynolds may terminate the employment agreement at any time by giving us 60 days’ notice. In that event, he would not receive severance.

If we terminate Mr. Reynolds’ employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (c) a tax gross-up payment (if an excise tax is imposed by § 4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by Mr. Reynolds.

Employment Agreement with Farshad Guirakhoo, PhD

Farshad Guirakhoo, PhD serves as our Chief Scientific Officer, under an employment agreement dated October 19, 2015 and amended on December 15, 2015. The employment agreement has no specified term. The employment agreement provided for an initial annual salary of $250,000 to Dr. Guirakhoo, subject to periodic increases as determined by the Compensation Committee. The Board of Directors may also approve the payment of a discretionary bonus annually. Dr. Guirakhoo is eligible for grants of awards from our equity incentive plans and is eligible for health insurance and 401(k) benefits at the same level and subject to the same conditions as provided to all other employees. Dr. Guirakhoo’s current annualized base salary is $250,000. We are also paying him a monthly housing allowance of $1,500 ($18,000 annually).

If we terminate Dr. Guirakhoo’s employment without cause, we will pay him a severance payment in the form of monthly payments of base salary for a period equal to one week for each full year of service (one week as of December 31, 2016). Dr. Guirakhoo may terminate the employment agreement at any time by giving us 60 days’ notice. In that event, he would not receive severance.

If we terminate Dr. Guirakhoo’s employment at any time during the three month period which immediately precedes a change in control (as defined in the amended employment agreement) or during the one year period following a change in control, then we would pay an amount in cash equal to (a) two times his then base salary and target annual bonus, (b) two times the cost to provide 401(k) or other deferred compensation or health and welfare benefits to him, and (c) a tax gross-up payment (if an excise tax is imposed by §4999 of the Internal Revenue Code or any related interest or penalties are incurred by him). The change of control provision also provides for full and complete vesting of all stock option grants held by Dr. Guirakhoo.

In October 2006 GeoVax Labs, Inc. and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to indemnify them to the full extent permitted by Illinois and Georgia law against certain liabilities incurred by these individuals in connection with specified proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions.

Outstanding Equity Awards at Fiscal Year-End

GeoVax has awarded stock options to its senior management and other employees, pursuant to the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and the GeoVax Labs, Inc. 2016 Stock Incentive Plan (the “2016 Plan”). The terms of these awards typically provide for vesting over a defined period of time, generally three years. The options expire if not exercised within ten years from the date of grant. The Company does not have a formula for determining stock option awards. Awards are generally based on the subjective judgment of the President and Chief Executive Officer and on the Compensation Committee’s subjective judgment.

The following table sets forth certain information with respect to unexercised options previously awarded to our Named Executive Officers that were outstanding as of December 31, 2016.

Option Awards
	Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert McNally, PhD	-	462,500	(1)	$0.0652	12/13/26
	25,000	50,000	(2)	0.11	12/8/25
	20,000	10,000	(3)	0.17	12/9/24
	30,000	-		0.53	12/18/23
	30,000	-		0.66	12/11/22
	30,000	-		0.91	12/30/21
	10,000	-		1.98	12/10/20
	10,000	-		7.00	12/2/19
	10,000	-		5.50	12/11/18
	48,000	-		8.50	6/17/18
	10,000	-		8.05	12/5/17
	26,400	-		17.75	3/14/17
Mark Reynolds	-	335,000	(1)	0.0652	12/13/26
	20,000	40,000	(2)	0.11	12/8/25
	20,000	10,000	(3)	0.17	12/9/24
	30,000	-		0.53	12/18/23
	25,000	-		0.66	12/11/22
	25,000	-		0.91	12/30/21
	10,000	-		1.98	12/10/20
	10,000	-		7.00	12/2/19
	10,000	-		5.50	12/11/18
	10,000	-		8.05	12/5/17
	36,000	-		17.75	3/14/17
Farshad Guirakhoo, PhD	-	85,000	(1)	0.0652	12/13/26
	20,000	40,000	(2)	0.11	12/8/25
	13,333	26,667	(4)	0.13	10/19/25

(1)	These stock options vest and become exercisable in three equal installments on December 13, 2017, 2018 and 2019.
(2)	These stock options vest and become exercisable in two equal installments on December 8, 2017 and 2018.
(3)	These stock options vest and become exercisable on December 9, 2017.
(4)	These stock options vest and become exercisable in two equal installments on October 19, 2017 and 2018.

The 2006 Plan and the 2016 Plan each contain provisions that could lead to an accelerated vesting of options or other awards. In the event of certain change-in-control transactions described in the Plans, (i) outstanding options or other awards may be assumed, converted or replaced; (ii) the successor corporation may substitute equivalent options or other awards or provide substantially similar consideration to Plan participants as were provided to stockholders (after taking into account the existing provisions of the options or other awards); or (iii) the successor corporation may replace options or awards with substantially similar shares or other property.

In the event the successor corporation (if any) refuses to assume or substitute options or other awards as described (i) the vesting of any or all options or awards granted pursuant to the Plan will accelerate upon the change-in-control transaction, and (ii) any or all options granted pursuant to the Plan will become exercisable in full prior to the consummation of the change-in-control transaction at such time and on such conditions as the Compensation Committee determines. If the options are not exercised prior to the consummation of the change-in-control transaction, they shall terminate at such time as determined by the Compensation Committee. Subject to any greater rights granted to Plan participants under the Plan, in the event of the occurrence of a change-in-control transaction any outstanding options or other awards will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

If the Company had experienced a change-in-control event as described in the Plans on December 31, 2016, the value of accelerated options for each Named Executive Officer, based on the difference between the closing price of our common stock on the OTC Market on December 31, 2016, and, if lower, the exercise price per share of each option for which vesting would be accelerated for each Named Executive Officer, would be $0.

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation earned for service on our Board of Directors during the fiscal year ending December 31, 2016 by each individual who served as a director at any time during the fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	(2)(3) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Randal D. Chase	28,350		5,442				33,792
David A. Dodd	38,200	-	10,343	-	-	-	48,543
Dean G. Kollintzas	23,800	-	4,043	-	-	-	27,843
Robert T. McNally (1)	-	-	-	-	-	-	-
Harriet L. Robinson (1)	-	-	-	-	-	-	-
John N. Spencer, Jr.	36,750	-	6,299	-	-	-	43,049

(1)	Dr. McNally and Dr. Robinson, who were employees of the Company during the fiscal year ended December 31, 2016, received no compensation for their service as directors.
(2)

Amounts shown in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of the various assumptions made and methods used for determining such amounts, see footnotes 2 and 9 to our consolidated financial statements for the year ended December 31, 2016. On December 13, 2016, Mr. Chase was granted an option to purchase 106,700 shares of our common stock with an exercise price of $0.0652 per share, Mr. Dodd was granted an option to purchase 202,800 shares of our common stock with an exercise price of $0.0652 per share, Mr. Kollintzas was granted an option to purchase 79,275 shares of our common stock with an exercise price of $0.0652 per share, and Mr. Spencer was granted an option to purchase 123,500 shares of our common stock with an exercise price of $0.0652 per share.

(3)	The table below shows the aggregate numbers of option awards outstanding for each non-employee director as of December 31, 2016.

Name	Aggregate Option Awards Outstanding as of December 31, 2016 (#)
Randal D. Chase	163,100
David A. Dodd	369,200
Dean G. Kollintzas	275,265
John N. Spencer, Jr.	319,900

Director Compensation Plan

In March 2007, the Board of Directors approved a recommendation from the Compensation Committee for director compensation, which we refer to as the “Director Compensation Plan.” It was subsequently amended in March 2008, December 2009, and in December 2010. The Director Compensation Plan applies only to non-employee directors. Directors who are employees of the Company receive no compensation for their service as directors or as members of committees.

Cash Fees

For 2016, each non-employee director earned an annual retainer (paid quarterly) of $5,000 for service as a member of the Audit Committee and $3,300 for service as a member of the Compensation Committee or the Nominating and Corporate Governance Committee. The Chairman of the Audit Committee earned an annual retainer of $9,000, and the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee earned an annual retainer of $6,000. These retainers were also paid quarterly. Non-employee directors also earned fees for each Board of Directors or Committee meeting attended as follows: $3,000 for in person Board of Directors meetings ($1,500 for telephonic meetings), $1,000 for in person Committee meeting chaired ($750 for telephonic meetings), and $500 for in person Committee meeting attended as a non-chair member ($400 for telephonic meetings). Mr. Dodd, the non-employee Chairman of the Board during 2016, earned an annual retainer of $30,000 (paid quarterly) and was not entitled to additional fees for Board meetings attended, but did earn additional fees for committees on which he serves.

During 2016, to help conserve the Company’s cash resources, each of our non-employee directors agreed to defer receipt of a portion of their respective cash fees earned. As of May 15, 2017, the accumulated deferrals were $19,575 for Mr. Chase, $48,150 for Mr. Dodd, $11,694 for Mr. Kollintzas, and $26,350 for Mr. Spencer.

Stock Option Grants

Each of our current non-employee directors received a grant of options to purchase 26,400 shares of common stock on the date that such non-employee director was first elected or appointed. We currently do not have a formula for determining annual stock option grants to directors (upon their re-election to the Board of Directors, or otherwise). Such option grants are currently determined by the Board of Directors, upon recommendation by the Compensation Committee based on the Compensation Committee’s annual deliberations and review of the director compensation structure of similar companies.

At its meeting in December 2016, upon a recommendation of the Compensation Committee, the Board of Directors approved an annual stock option grant of 50,000 shares to each of its non-employee members for ongoing service as members of the Board of Directors. The Board of Directors also approved supplemental stock option grants to each member based on a factor that considered each member’s respective cash fee deferral. Such supplemental stock option grants were 56,700 shares for Mr. Chase, 152,800 shares for Mr. Dodd, 29,300 shares for Mr. Kollintzas, and 73,500 shares for Mr. Spencer.

Expense Reimbursement

All directors are reimbursed for expenses incurred in connection with attending meetings of the Board of Directors and committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions or arrangements between the Company and any of our directors, officers, principal stockholders or any of their respective affiliates, associates or related parties, other than transactions with officers which are covered by the duties of the Compensation Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will discuss the transaction with management and will consider all relevant facts and circumstances available to it including:

●	whether the terms of the transaction are fair to the Company and at least as favorable to the Company as would apply if the transaction did not involve a related party.
●	whether there are demonstrable business reasons for the Company to enter into the transaction.
●	whether the transaction would impair the independence of a non-employee director; and
●

whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

These policies are in writing and included in the Company’s minute book.

Our Board of Directors has made the following findings and adopted the following policies (in writing) regarding related party transactions:

●

The Company has not made and will not make loans or loan guarantees on behalf of any director, officer, beneficially owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions.

●

The Company has not engaged and will not engage in material transactions with any director, officer, beneficial owner of more than 5% of our common stock, or other person constituting a Promoter, as such term is defined in the NASAA Statement of Policy Regarding Corporate Securities Definitions, except as described below or as otherwise approved by our Audit Committee consistent with the policies and procedures described below.

●	The Company will make any future material affiliated transactions on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third parties.
●	A majority of the Company’s Audit Committee will approve all future material transactions.
●	The Company’s officers, directors, and counsel will:
o	consider their due diligence and assure that there is a reasonable basis for these representations, and
o	consider whether to embody the representations in the issuer’s charter or bylaws.

Transactions with Related Parties

Emory University is a significant stockholder of the Company, and our primary product candidates are based on technology rights subject to a license agreement with Emory University, which we refer to as the Emory License. The Emory License, among other contractual obligations, requires payments based on milestone achievements, royalties on sales by the Company or on payments to the Company by our sublicensees, and payment of maintenance fees in the event certain milestones are not met within the time periods specified in the Emory License. We may terminate the Emory License upon 90 days prior written notice. In any event, the Emory License expires on the date of the latest expiration date of the underlying patents. We are also obligated to reimburse Emory University for certain ongoing costs in connection with the filing, prosecution and maintenance of patent applications subject to the Emory License. The expense associated with these ongoing patent reimbursements to Emory University amounted to $50,186 for the year ended December 31, 2016 and $113,914 for the year ended December 31, 2015.

On October 14, 2014, we entered into a letter agreement with Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. with respect to the payment to them of a warrant exercise fee of $0.075 per share for each share purchased upon exercise of Series A or Series C Common Stock Purchase Warrants (“Warrants”) held by them. Each of these parties at that time held Warrants to acquire an aggregate of 2,666,666 shares of our common stock. They agreed to exercise Warrants equal to 9.98% of the outstanding shares of GeoVax (3,176,000 shares in the aggregate) upon execution of the letter, and we paid the exercise fee of $238,200 subsequent to our receipt of the exercise price.

On February 25, 2015, we entered into a Securities Purchase Agreement (the “2015 Securities Purchase Agreement”) with Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Purchasers”) providing for the issuance and sale to the Purchasers of an aggregate of 3,000 shares of our Series C Convertible Preferred Stock (the “Series C Preferred Shares”) and related warrants for gross proceeds to the Company of $3.0 million. Each Series C Preferred Share was initially convertible into approximately 5,555.55 shares of our Common Stock for an aggregate total of 16,666,666 shares of our Common Stock (the “Conversion Shares”). The terms of the Series C Preferred Shares include anti-dilution provisions. Pursuant to the Certificate of Designation which authorized the Series C Convertible Preferred Stock, the Series C Preferred Shares may be converted at any time at the option of the Purchasers into shares of our Common Stock at a current conversion price of $0.015 per share (the “Conversion Price”), and currently representing the right to receive 189,711,733 shares of common stock in the aggregate upon conversion. The Certificate of Designation contains price adjustment provisions, which may, under certain circumstances, (i) reduce the Conversion Price on several future dates, according to a formula based on the then-current market price for our common stock. Pursuant to the 2015 Securities Purchase Agreement, each Purchaser was also issued a Series D Warrant, a Series E Warrant and a Series F Warrant (collectively, the “Warrants”), each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the original Conversion Shares underlying the Series C Preferred Shares issued to such Purchaser pursuant to the 2015 Securities Purchase Agreement (up to 16,666,666 shares in the aggregate for each of the three series of warrants, or approximately 50,000,000 shares in total) (the “Warrant Shares”). The Series D Warrants had an initial exercise price of $0.22 per share, were exercisable immediately, and have a term of exercise equal to five years from the date of issuance. The Series E Warrants had an initial exercise price of $0.18 per share, were exercisable immediately, and had a term of exercise equal to one year from the date of issuance. The Series F Warrants had an initial exercise price of $0.22 per share and had a term of exercise equal to five years from the date of issuance, but only vested and became exercisable upon, and in proportion to, the exercise of the one-year Series E Warrants held by each Purchaser (or its assigns). The Warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances, (i) reduce the exercise price on several future dates, including the effective date of the registration statement to be filed to cover resale of the shares subject to the Warrants, according to a formula based on the then-current market price for our common stock and (ii) reduce the exercise price to match if we sell or grant options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the exercise price of the Warrants, or if we announce plans to do so. The number of shares subject to warrants will not increase due to such reductions in exercise price. We also issued the Maxim Warrant to our placement agent to acquire 1,333,333 shares of our common stock at an initial exercise price of $0.22 per share on substantially the same terms and conditions of the Series D warrants. The Series C Preferred Shares do not have voting rights except as required by law and are not entitled to a dividend. When issued, the Conversion Shares will have the voting rights afforded to all shares of Common Stock. The Series C Preferred Shares have a liquidation preference equal to the initial purchase price. In connection with the closing of the 2015 private placement, we also entered into a Registration Rights Agreement with the Purchasers. Our failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject us to monetary penalties.

On February 15, 2016, we entered into an agreement with the Purchasers amending the terms of Series E Warrants issued February 27, 2015. Pursuant to the agreement, we extended the term of the Series E Warrants to August 27, 2016 and agreed to the payment to each Purchaser of a warrant exercise fee of $0.02916 per share for each share purchased upon exercise of the Series E Warrants. In exchange, the Purchasers promptly exercised Series E Warrants to purchase an aggregate of 3,664,588 shares, resulting in total net proceeds to us of $238,198 (after payment of the warrant exercise fee). During May, June and August of 2016 (through August 16), the Purchasers exercised an additional 7,350,000 Series E Warrants, resulting in total net proceeds to us of $477,751.

On August 19, 2016, we entered into an agreement with the Purchasers with respect further amending the terms of the Series E Warrants and amending the terms of the Series A Common Stock Purchase Warrants issued March 21, 2012 (“Series A Warrants”) held by them. Pursuant to the agreement, we extended the term of the Series E Warrants to December 31, 2016 and agreed to the payment to each Purchaser of a warrant exercise fee of $0.02916 per share for each share purchased upon exercise of the Series A Warrants. In exchange, the Purchasers promptly exercised all of their remaining 1,207,332 Series A Warrants and 3,600,000 Series E Warrants, resulting in total net proceeds to us of $312,476 (after payment of the warrant exercise fee). During December (through December 19), the Purchasers exercised an additional 550,000 Series E Warrants, resulting in total net proceeds to us of $35,750.

On December 22, 2016, we entered into an agreement with the Purchasers with respect to increasing the previously agreed to warrant exercise fee from $0.02916 to $0.04416 per share for each share purchased upon exercise of the Series E Warrants, resulting in an effective exercise price of $0.05 per share. In exchange, the Purchasers promptly exercised all of their remaining 1,502,078 Series E Warrants as well as 4,010,422 of their Series D Warrants, resulting in total net proceeds to us of $275,625.

On April 7, 2017, we entered into an agreement with the Purchasers with respect to the exercise by the Purchasers of their Series D Warrants to acquire an aggregate of 2,500,000 shares of our common stock for cash at $0.05 per share in return for a warrant exercise fee of $0.01 per share purchased.

On May 8, 2017, we entered into a Securities Purchase Agreement (the “2017 Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 1,000 shares of our Series D Convertible Preferred Stock (the “Series D Preferred Shares”) for gross proceeds to the Company of $1.0 million. Each Series D Preferred Share is initially convertible into approximately 6,666.666 shares of our Common Stock for an aggregate total of 66,666,666 shares of our Common Stock (the “Conversion Shares”). The terms of the Series D Preferred Shares include anti-dilution provisions. Pursuant to the Certificate of Designation which authorized the Series D Convertible Preferred Stock, the Series D Preferred Shares may be converted at any time at the option of the Purchasers into shares of our Common Stock at a conversion price of $0.015 per share (the “Conversion Price”). The Certificate of Designation contains price adjustment provisions, which may, under certain circumstances, (i) reduce the Conversion Price on several future dates, including the effective date of the registration statement to be filed to cover resale of the Conversion Shares, according to a formula based on the then-current market price for our common stock. The Series D Preferred Shares do not have voting rights except as required by law and are not entitled to a dividend. When issued, the Conversion Shares will have the voting rights afforded to all shares of Common Stock. The Series D Preferred Shares have a liquidation preference equal to the initial purchase price. In connection with the closing of the private placement, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers. Under the Registration Rights Agreement, we are required to file a registration statement within 30 calendar days after signing the Registration Rights Agreement. Our failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject us to monetary penalties.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 66,666,666 shares that are owned by or issuable to the selling stockholders. The number of shares is subject to adjustment as described at “Description of Securities.”  The common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

Private Placement Transaction

On May 11, 2017, we completed a private placement transaction and issued a total of 1,000 shares of Series D Preferred Stock, with a stated value of $1,000 per share and a conversion price of $0.015, to two accredited investors.  Each share of Series D Preferred Stock is convertible into 6,666.666 shares of our common stock.   The Series D Convertible Preferred Stock was issued in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

Selling Stockholders

The table below, which was prepared based on information supplied to us by the selling stockholders, sets forth information regarding the beneficial ownership of outstanding shares of our common stock owned by the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. Each of the selling stockholders, or their respective transferees, donees or their successors, may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under the section entitled “Plan of Distribution” and in any applicable prospectus supplement. However, we do not know when, in what amount, or at what specific prices the selling stockholders may offer their shares for sale under this prospectus, if any.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of Series C Preferred Stock, shares of common stock underlying shares of Series D Preferred Stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of July 7, 2017 are included, subject to the ”Maximum Percentage” limitation described in footnote 1 to the table below. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 63,913,900 shares of our common stock outstanding as of July 7, 2017.  Please note that the column titled “Total Shares that may be Offered and Sold Hereby” includes all shares that may be issued as of the date hereof.

Unless otherwise indicated and subject to community property laws where applicable, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

Information concerning any of the selling stockholders may change from time to time, and any changed information will be presented in a prospectus supplement as necessary. Please carefully read the footnotes located below the table in conjunction with the information presented in the table.

Selling Stockholder Name	Beneficial Ownership Prior to this Offering (1)		Shares that may be Offered and Sold Hereby	Beneficial Ownership After this Offering (2)	% Holding After Completion of this Offering
Sabby Healthcare Master Fund, Ltd. (3)	6,866,000	(4)	33,333,333	14,493,000	9.99%
Sabby Volatility Warrant Master Fund, Ltd. (3)	6,866,000	(5)	33,333,333	14,493,000	9.99%

______________________

* Less than 1.0%

(1)

Includes shares of common stock beneficially owned by the selling stockholders as of July 7, 2017, subject, in the case of the two Sabby entities, to the highest Maximum Percentage of 9.99% as discussed at footnote 3.

(2)	These shares have been separately registered for resale pursuant to the Securities Act and may also be sold pursuant to such registration or Rule 144.
(3)

The number of shares in the “Shares that may be Offered and Sold Hereby” column above reflect 100% of the shares issuable upon conversion of the Series D Preferred Stock. The Series D Preferred Stock contains conversion limitations providing that a holder thereof may not convert to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the outstanding shares of common stock immediately after giving effect to such conversion.  To the extent the above limitation applies, the determination of whether a share of preferred stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be).  Accordingly, the number of shares of common stock set forth in the table as being registered for a selling stockholder may exceed the number of shares of common stock that the selling stockholder could own beneficially at any given time through its ownership of the Series D Preferred Stock.

(4)

Reflects exercise and conversion limitations as discussed in footnote (3) above. Without such limitations, this shareholder would beneficially own 140,944,674 shares, including 1,025,153 shares of common stock, 93,174,733 shares issuable upon conversion of Series C Preferred Stock, 33,333,333 shares issuable upon conversion of Series D Preferred, Stock, and 13,411,455 shares issuable upon exercise of Series D and F Warrants.  Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder as well as Sabby Healthcare Master Fund, Ltd.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

(5)

Reflects exercise and conversion limitations as discussed in footnote (3) above. Without such limitations, this shareholder would beneficially own 140,944,788 shares, including 1,025,000 shares of common stock, 93,175,000 shares issuable upon conversion of Series C Preferred Stock, 33,333,333 shares issuable upon conversion of Series D Preferred, Stock, and 13,411,455 shares issuable upon exercise of Series D and F Warrants.  Sabby Management, LLC shares voting and investment power with respect to these shares on behalf of this stockholder as well as Sabby Volatility Warrant Master Fund, Ltd.  As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of this stockholder.  Each of Sabby Management, LLC and Hal Mintz disclaim beneficial ownership over the securities covered by this prospectus except to the extent of their pecuniary interest therein.

DESCRIPTION OF SECURITIES

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock all of which have been previously filed with the SEC and are incorporated herein by reference. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock, Series B, Series C and Series D Preferred Stock:

•	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;
•	our certificate of incorporation, as it may be amended or restated from time to time, and
•	our bylaws, as they may be amended or restated from time to time.

General

Our authorized capital stock currently consists of 310,000,000 shares, which are divided into two classes consisting of 300,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. We have scheduled a special stockholders’ meeting for August 4, 2017 for the purpose of voting upon an increase in our authorized shares of common stock to 600,000,000.

Common Stock

As of July 7, 2017, there were issued and outstanding 63,913,900 shares of common stock, options to purchase 3,384,275 shares of common stock and warrants to purchase 27,822,910 shares of common stock. In addition, 285,714 shares of our common stock are reserved for issuance upon conversion of the outstanding Series B Preferred Stock, 186,349,733 shares of our common stock are reserved for issuance upon conversion of the outstanding Series C Preferred Stock, and 66,666,666 shares of our common stock are reserved for issuance upon conversion of the outstanding Series D Preferred Stock.

Holders of our common stock are entitled to one vote for each share held in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting in the election of directors. Holders of common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor, and subject to the rights of holders of our Series B, Series C and Series D Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are to share in all assets remaining after the payment of liabilities, and satisfaction of the liquidation preference of our outstanding Series B, Series C and Series D Preferred Stock. Holders of common stock have no pre-emptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The rights of the holders of the common stock are subject to any rights that may be fixed for holders of preferred stock, such as the Series B, Series C and Series D Preferred Stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Series A Convertible Preferred Stock

We are authorized to issue up to 2,200 shares of our Series A convertible preferred stock, which we refer to as the “Series A Preferred Stock.” No shares of our Series A Preferred Stock, $0.01 par value are outstanding.

Series B Convertible Preferred Stock

We are authorized to issue up to 1,650 shares of our Series B Preferred Stock, which we refer to as the “Series B Preferred Stock.” As of July 7, 2017, 100 shares of our Series B Preferred Stock, $0.01 par value, were outstanding.

The Series B Preferred Stock is convertible at the option of the holder at any time into shares of common stock at a conversion ratio determined by dividing the $1,000 stated value of the Series B convertible preferred stock by a conversion price of $0.35 per share. As of July 7, 2017, an aggregate of 285,714 shares of our common stock are issuable upon conversion of the 100 outstanding shares of Series B Preferred Stock. The conversion price of the Series B Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.

Subject to limited exceptions, a holder of the Series B Preferred Stock will not have the right to convert any portion of its Series B Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The holders of Series B Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had converted all of their shares of Series B Preferred Stock. No distribution may be made on the common stock so long as any dividend due on the Series B Preferred Stock remains unpaid. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of Series B Preferred Stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of our common stock pursuant to the fundamental transaction.

Except as required by law, holders of the Series B Preferred Stock are not entitled to voting rights; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series B Preferred Stock is required to take certain actions that may alter or change adversely the rights or preferences of the holders of Series B Preferred Stock, increase the number of shares of Series B Preferred Stock, or authorize a new class ranking senior or pari passu to the Series B Preferred Stock. The Series B Preferred Stock has a liquidation preference equal to $1,000 per share.

The securities purchase agreement and related registration rights agreement, as well as the certificate of designation authorizing the Series B Preferred Stock include certain other agreements and covenants for the benefit of the holders of the Series B Preferred Stock, including several restrictions that have now expired, and a requirement to use our best efforts to maintain the listing or trading of our common stock on one or more specified United States securities exchanges or regulated quotation services.

Series C Convertible Preferred Stock

We are authorized to issue up to 3,000 shares of our Series C Convertible Preferred Stock, which we refer to as the “Series C Preferred Stock.” As of July 7, 2017, 2,795.246 shares of our Series C Preferred Stock, par value $0.01 per share, were outstanding.

The Series C Preferred Stock is convertible at the option of the holder at any time into shares of common stock at a conversion ratio determined by dividing the $1,000 stated value of the Series C Preferred Stock by a current conversion price of $0.015 per share. As of July 7, 2017, an aggregate of 186,349,733 shares of our common stock are issuable upon conversion of the outstanding shares of Series C Preferred Stock. The conversion price of the Series C Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The Certificate of Designation for the Series C Preferred Stock contains provisions requiring additional price adjustments under specified circumstances, none of which are triggered by a change in the market price of the Company’s common stock:

●

There is an adjustment in conversion price based on the effective date of SEC registration of the resale of Common Stock issuable upon conversion of Series C Preferred Stock or if the Company effects a reverse stock split, or fails to do so by a date certain. If any such event occurs, the conversion price is the lesser of the then-current conversion price or a price equal to 80% based on the value weighted average price of the shares over a five trading day period.

●

There is an adjustment to the conversion price in the event that certain options to purchase or sales of Common Stock or Common Stock Equivalents (as defined) are issued by the Company at effective prices which are lower than the then-current conversion price.

●	There is an adjustment to the conversion price if the Company conducts a “rights offering” at a price lower than the conversion price.

Subject to limited exceptions, a holder of the Series C Preferred Stock will not have the right to convert any portion of its Series C Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion. Upon 61 days’ prior notice from a holder, the 4.99% limitation may be increased to 9.99% for that holder and its affiliates.

The holders of Series C Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had converted all of their shares of Series C Preferred Stock. No distribution may be made on the common stock so long as any dividend due on the Series C Preferred Stock remains unpaid. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of Series C Preferred Stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of our common stock pursuant to the fundamental transaction.

Except as required by law, holders of the Series C Preferred Stock are not entitled to voting rights; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock is required to take certain actions that may alter or change adversely the rights or preferences of the holders of Series C Preferred Stock, increase the number of shares of Series C Preferred Stock, or authorize a new class ranking senior or pari passu to the Series C Preferred Stock. The Series C Preferred Stock has a liquidation preference equal to $1,000 per share.

The securities purchase agreement and related registration rights agreement, as well as the certificate of designation authorizing the Series C Preferred Stock include certain other agreements and covenants for the benefit of the holders of the Series C Preferred Stock, including a prohibition on our issuing additional debt or equity securities with a variable conversion or exercise price until no Series C Preferred Stock remains outstanding. We also undertook to use our best efforts to maintain the listing or trading of our common stock on one or more specified United States securities exchanges or regulated quotation services.

Series D Convertible Preferred Stock

We are authorized to issue up to 1,000 shares of our Series D Convertible Preferred Stock, which we refer to as the “Series D Preferred Stock.” As of July 7, 2017, 1,000 shares of our Series D Preferred Stock, par value $0.01 per share, were outstanding.

The Series D Preferred Stock is convertible at the option of the holder at any time into shares of common stock at a conversion ratio determined by dividing the $1,000 stated value of the Series D Preferred Stock by a current conversion price of $0.015 per share. As of July 7, 2017, an aggregate of 66,666,666 shares of our common stock are issuable upon conversion of the outstanding shares of Series D Preferred Stock. The conversion price of the Series D Preferred Stock is subject to adjustment in the case of stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders. The Certificate of Designation for the Series D Preferred Stock contains provisions requiring additional price adjustments under specified circumstances, none of which are triggered by a change in the market price of the Company’s common stock:

●

There is an adjustment in conversion price based on the effective date of SEC registration of the resale of Common Stock issuable upon conversion of Series D Preferred Stock. If any such event occurs, the conversion price is the lesser of the then-current conversion price or a price equal to 80% based on the value weighted average price of the shares over a five trading day period.

●

There is an adjustment to the conversion price in the event that certain options to purchase or sales of Common Stock or Common Stock Equivalents (as defined) are issued by the Company at effective prices which are lower than the then-current conversion price.

●	There is an adjustment to the conversion price if the Company conducts a “rights offering” at a price lower than the conversion price.

Subject to limited exceptions, a holder of the Series D Preferred Stock will not have the right to convert any portion of its Series D Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The holders of Series D Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had converted all of their shares of Series D Preferred Stock. No distribution may be made on the common stock so long as any dividend due on the Series D Preferred Stock remains unpaid. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the holders of Series D Preferred Stock will be entitled to receive, upon conversion of their shares, any securities or other consideration received by the holders of our common stock pursuant to the fundamental transaction.

Except as required by law, holders of the Series D Preferred Stock are not entitled to voting rights; provided, however, that the affirmative vote of the holders of a majority of the outstanding shares of Series D Preferred Stock is required to take certain actions that may alter or change adversely the rights or preferences of the holders of Series D Preferred Stock, increase the number of shares of Series D Preferred Stock, or authorize a new class ranking senior or pari passu to the Series D Preferred Stock. The Series D Preferred Stock has a liquidation preference equal to $1,000 per share.

The securities purchase agreement and related registration rights agreement, as well as the certificate of designation authorizing the Series D Preferred Stock include certain other agreements and covenants for the benefit of the holders of the Series D Preferred Stock, including a prohibition on our issuing additional debt or equity securities with a variable conversion or exercise price until no Series D Preferred Stock remains outstanding. We also undertook to use our best efforts to maintain the listing or trading of our common stock on one or more specified United States securities exchanges or regulated quotation services, and to hold one or more special stockholders’ meetings seeking an increase in the number of shares of common stock we are authorized to issue.

Undesignated Preferred Stock

Subject to the restrictions set forth in the certificate of designation for our Series B, Series C and Series D Preferred Stock, our Board of Directors has the authority to issue up to 9,996,104 additional shares of preferred stock in one or more series and fix the number of shares constituting any such series, the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights, dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. For example, the Board of Directors is authorized to issue preferred stock that would have the right to vote, separately or with any other stockholder of preferred stock, on any proposed amendment to our certificate of incorporation, or on any other proposed corporate action, including business combinations and other transactions.

We will not offer preferred stock unless the offering is approved by a majority of our independent directors. The independent directors will have access, at our expense, to our counsel or independent counsel.

The Series D and F Warrants

Pursuant to the terms of the securities purchase agreement for the sale of the Series C Preferred Stock, each purchaser was also issued a Series D Warrant, a Series E Warrant and a Series F Warrant, each such warrant representing the right to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Common Stock underlying the preferred shares issued to such purchaser pursuant to the securities purchase agreement (up to 16,666,666 shares in the aggregate for each series of warrants, or approximately 50,000,000 shares in total). The Series D Warrants have a current exercise price of $0.015 per share, are exercisable immediately, and expire on February 27, 2020. The Series E Warrants have been fully exercised. The Series F Warrants have a current exercise price of $0.015 per share, are exercisable immediately, and expire on February 27, 2020. The warrants contain anti-dilution and price adjustment provisions, which may, under certain circumstances, reduce the exercise price on several future dates including a provision which reduces the exercise price to match if we sell or grant certain options to purchase, including rights to reprice, our common stock or common stock equivalents at a price lower than the exercise price of the warrants, or if we announce plans to do so. The number of shares subject to warrants will not increase due to such reductions in exercise price. In addition, upon exercise of the warrants the warrant holders will be entitled to receive any securities or rights to acquire securities or property granted or issued by us pro rata to the holders of our common stock to the same extent as if such holders had then exercised the warrants. In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations, the warrant holders will be entitled to receive, upon exercise of their warrants, any securities or other consideration received by the holders of common stock pursuant to the fundamental transaction. Under certain circumstances, after a fundamental transaction, holders may be entitled to receive a cash payment equal to the value of the warrants, computed as provided in those warrants. Any successor to us or surviving entity shall assume the obligations under the warrants.

The warrant holders must surrender payment in cash of the aggregate exercise price of the shares being acquired upon exercise of the warrants. If there is no effective registration statement registering, there are insufficient authorized shares of our common stock available, or there is no current prospectus available for the resale of the shares issuable upon exercise of the warrants, then the warrants may be exercised on a “net” or “cashless” basis. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Subject to limited exceptions, a holder of the warrants will not have the right to exercise the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

The Maxim Warrant

In connection with the private placement for the sale of the Series C Preferred Stock the Company issued the Maxim Warrant to its placement agent in February 2015. The Maxim Warrant granted the right to acquire 1,333,333 shares of our common stock, at a current exercise price of $0.015 per share on substantially the same terms and conditions as the Series D Warrants. Maxim recently exercised the Maxim Warrant in part, and up to 1,000,000 shares are currently issuable under the Maxim Warrant.

Delaware Anti-Takeover Law

We have elected not to be subject to certain provisions of Delaware law that could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the corporation’s board of directors prior to the date the interested stockholder obtained interested stockholder status;
•

upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation’s voting stock.

Section 203 applies to Delaware corporations that have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders; provided, however, the restrictions of this statute will not apply to a corporation if:

•	the corporation’s original charter contains a provision expressly electing not to be governed by the statute;
•	the corporation’s board of directors adopts an amendment to the corporation’s bylaws within 90 days of the effective date of the statute expressly electing not to be governed by it;
•

the stockholders of the corporation adopt an amendment to its charter or bylaws expressly electing not to be governed by the statute (so long as such amendment is approved by the affirmative vote of a majority of the shares entitled to vote);

•

a stockholder becomes an interested stockholder inadvertently and as soon as practicable divests himself of ownership of a sufficient number of shares so that he ceases to be an interested stockholder, and during the three year period immediately prior to a business combination, would not have been an interested stockholder but for the inadvertent acquisition;

•

the business combination is proposed prior to the consummation or abandonment of a merger or consolidation, a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the corporation or a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the corporation; or

•	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in the statutes did not apply.

Our certificate of incorporation includes a provision electing not to be governed by Section 203 of the DCGL. Accordingly, our board of directors does not have the power to reject certain business combinations with interested stockholders based on Section 203 of the DCGL.

Indemnification

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request in such a capacity for another entity against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

 FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claims for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulation Authority (FINRA) Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. In addition, the selling stockholders may enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M under the Securities Act, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Womble Carlyle Sandridge & Rice LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements and the related financial statement schedule of GeoVax, Labs, Inc. and subsidiary as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 have been audited by Porter Keadle Moore, LLC, an independent registered public accounting firm, as stated in their report thereon which expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Securities Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

GEOVAX LABS, INC.

INDEX TO FINANCIAL STATEMENTS

2017 INTERIM CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 2017 (unaudited) and December 31, 2016	F-2

Condensed Consolidated Statements of Operations for the three-month periods ended
March 31, 2017 and 2016 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for the three-month periods ended
March 31, 2017 and 2016 (unaudited)	F-4

Notes to Condensed Consolidated Financial Statements (unaudited)	F-5

2016 CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-9

Consolidated Balance Sheets as of December 31, 2016 and 2015	F-10

Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014	F-11

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2016, 2015 and 2014	F-12

Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014	F-13

Notes to Consolidated Financial Statements	F-14

Financial Statement Schedule:
Schedule II – Valuation and Qualifying Accounts for the years ended December 31, 2016, 2015 and 2014	F-22

Part I -- FINANCIAL INFORMATION

Item 1     Financial Statements

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$166,749	$454,030
Grant funds receivable	21,514	28,074
Prepaid expenses and other current assets	52,124	62,275

Total current assets	240,387	544,379

Property and equipment, net	52,280	54,828
Deposits	11,010	11,010

Total assets	$303,677	$610,217

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$150,912	$75,607
Accrued expenses (Note 6)	396,989	294,240

Total current liabilities	547,901	369,847

Commitments (Note 7)

Stockholders’ equity (deficiency):
Preferred stock, $.01 par value:
Authorized shares – 10,000,000 Series B convertible preferred stock, $1,000 stated value; 100 shares issued and outstanding at March 31, 2017 and December 31, 2016	76,095	76,095
Series C convertible preferred stock, $1,000 stated value; 2,868 shares issued and outstanding at March 31, 2017 and December 31, 2016	940,705	940,705
Common stock, $.001 par value:
Authorized shares – 300,000,000 Issued and outstanding shares – 56,218,567 and 55,235,233 at March 31, 2017 and December 31, 2016, respectively	56,219	55,235
Additional paid-in capital	34,977,726	34,914,963
Accumulated deficit	(36,294,969)	(35,746,628)

Total stockholders’ equity (deficiency)	(244,224)	240,370

Total liabilities and stockholders’ equity (deficiency)	$303,677	$610,217

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Grant revenues	$295,735	$47,600

Operating expenses:
Research and development	551,795	438,004
General and administrative	292,667	906,505
Total operating expenses	844,462	1,344,509

Loss from operations	(548,727)	(1,296,909)

Other income:
Interest income	386	630
Total other income	386	630

Net loss	$(548,341)	$(1,296,279)

Basic and diluted:
Loss per common share	$(0.01)	$(0.04)
Weighted average shares outstanding	55,350,974	34,599,625

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(548,341)	$(1,296,279)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,898	7,195
Stock-based compensation expense	14,580	483,485
Changes in assets and liabilities:
Grant funds receivable	6,560	119,978
Prepaid expenses and other current assets	10,151	17,102
Accounts payable and accrued expenses	178,054	39,455
Total adjustments	216,243	667,215
Net cash used in operating activities	(332,098)	(629,064)

Cash flows from investing activities:
Purchase of property and equipment	(4,350)	-
Net cash used in investing activities	(4,350)	-

Cash flows from financing activities:
Proceeds from sale of common stock	49,167	238,198
Net cash provided by financing activities	49,167	238,198

Net decrease in cash and cash equivalents	(287,281)	(390,866)
Cash and cash equivalents at beginning of period	454,030	1,060,348

Cash and cash equivalents at end of period	$166,749	$669,482

Supplemental disclosure of cash flow information:

During the three months ended March 31, 2016, 132 shares of Series C Convertible Preferred Stock were converted into 1,400,000 shares of common stock.

See accompanying notes to condensed consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2017

(unaudited)

1.        Description of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a clinical-stage biotechnology company developing human vaccines using our novel vaccine platform. Our current development programs are focused on preventive vaccines against Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses, and malaria, as well as therapeutic vaccines for chronic Hepatitis B infections and cancers. We believe our technology and vaccine development expertise are well-suited for a variety of human infectious diseases and we intend to pursue further expansion of our product pipeline.

Our vaccine development activities have been, and continue to be, financially supported by the U.S. government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

We operate in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration (FDA) in the United States, by the European Medicines Agency (EMA) in the European Union, and by comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years and often involves expenditure of substantial resources. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with one or more potential strategic partners.

GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in Smyrna, Georgia (metropolitan Atlanta area).

2.        Basis of Presentation

The accompanying condensed consolidated financial statements at March 31, 2017 and for the three-month periods ended March 31, 2017 and 2016 are unaudited, but include all adjustments, consisting of normal recurring entries, which we believe to be necessary for a fair presentation of the dates and periods presented. Interim results are not necessarily indicative of results for a full year. The financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. We expect our operating results to fluctuate for the foreseeable future; therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.

Our financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of the financial statements. We are devoting substantially all of our present efforts to research and development of our vaccine candidates. We have funded our activities to date from government grants and clinical trial assistance, and from sales of our equity securities. We will continue to require substantial funds to continue these activities.

We believe that our existing cash resources and government funding commitments will be sufficient to continue our planned operations into through the end of 2017. Due to our history of operating losses and our continuing need for capital to conduct our research and development activities, there is substantial doubt concerning our ability to operate as a going concern beyond that date. We are currently exploring sources of capital through additional government grants and contracts. We also intend to secure additional funds through sales of our equity securities or the exercise of currently outstanding stock purchase warrants. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern. Additional funding may not be available on favorable terms or at all. If we fail to obtain additional capital when needed, we will be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

3.        Significant Accounting Policies and Recent Accounting Pronouncements

We disclosed in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 those accounting policies that we consider significant in determining our results of operations and financial position. There have been no material changes to, or in the application of, the accounting policies previously identified and described in the Form 10-K.

In March 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends Accounting Standards Codification Topic 718, Compensation – Stock Compensation. ASU 2016-09 is an attempt to simplify several aspects of the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We adopted ASU 2016-09 effective January 1, 2017; such adoption had no material impact on our financial statements.

There have been no other recent accounting pronouncements or changes in accounting pronouncements during the three months ended March 31, 2017, as compared to the recent accounting pronouncements described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which we expect to have a material impact on our financial statements.

4.        Basic and Diluted Loss Per Common Share

Basic net loss per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares and potentially dilutive common share equivalents outstanding during the period. Potentially dilutive common share equivalents consist of convertible preferred stock, stock options and stock purchase warrants. Common share equivalents which potentially could dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, as the effect would be anti-dilutive, totaled approximately 91.7 million and 85.2 million shares at March 31, 2017 and 2016, respectively.

5.        Property and Equipment

Property and equipment as shown on the accompanying Condensed Consolidated Balance Sheets is composed of the following as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Laboratory equipment	$530,306	$525,956
Leasehold improvements	115,605	115,605
Other furniture, fixtures & equipment	28,685	28,685
Total property and equipment	674,596	670,246
Accumulated depreciation and amortization	(622,316)	(615,418)
Property and equipment, net	$52,280	$54,828

6.        Accrued Expenses

Accrued expenses as shown on the accompanying Condensed Consolidated Balance Sheets is composed of the following as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016
Accrued salaries	$276,220	$201,170
Accrued directors’ fees	105,769	78,070
Other	15,000	15,000
Total accrued expenses	$396,989	$294,240

7.        Commitments

Lease Agreement

We lease approximately 8,400 square feet of office and laboratory space pursuant to an operating lease which expires on December 31, 2017. As of March 31, 2017, our future minimum lease payments total $113,995 all of which will be payable during 2017.

Other Commitments

In the normal course of business, we may enter into various firm purchase commitments related to production and testing of our vaccine material, conduct of our clinical trials, and other research-related activities. As of March 31, 2017, we had approximately $225,159 of unrecorded outstanding purchase commitments to our vendors and subcontractors, which we expect will be due during 2017. We expect this entire amount to be reimbursable to us pursuant to currently outstanding government grants (See Note 10).

8.        Stockholders’ Equity

Common Stock Transactions

During March 2017, we issued an aggregate of 983,334 shares of common stock related to the exercise of stock purchase warrants, resulting in total net proceeds of $49,167.

Stock Options

The following table presents a summary of our stock option transactions during the three months ended March 31, 2017:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2016	3,499,475	$1.21
Granted	--	--
Exercised	--	--
Forfeited or expired	(115,200)	17.75
Outstanding at March 31, 2017	3,384,275	$0.64
Exercisable at March 31, 2017	2,191,281	$1.69

Stock Purchase Warrants

The following table presents a summary of stock purchase warrant transactions during the three months ended March 31, 2017:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2016	32,751,578	$0.07
Granted	--	--
Exercised	(983,334)	0.05
Forfeited or expired	(1,112,001)	0.57
Outstanding at March 31, 2017	30,656,243	$0.05
Exercisable at March 31, 2017	30,656,243	$0.05

Stock-Based Compensation Expense

Stock-based compensation expense related to our stock option plans was $14,580 and $13,686 during the three-month periods ended March 31, 2017 and 2016, respectively. Stock-based compensation expense related to stock options is recognized on a straight-line basis over the requisite service period for the award and is allocated to research and development expense or general and administrative expense based upon the related employee classification. As of March 31, 2017, there was $117,404 of unrecognized compensation expense related to stock options, which is expected to be recognized over a weighted average period of 2.3 years.

In addition to the expense associated with our stock option plans, during the three-month period ended March 31, 2016 we recorded stock-based compensation expense of $469,799 (allocated to general and administrative expense) related to modifications made to certain stock purchase warrants.

Common Stock Reserved

A summary of our common stock reserved for future issuance as of March 31, 2017 is as follows:

Series B Convertible Preferred Stock	285,714
Series C Convertible Preferred Stock	57,363,520
Common Stock Purchase Warrants	30,656,243
Equity Incentive Plans	4,590,300
Total	92,895,777

9.        Income Taxes

Because of our historically significant net operating losses, we have not paid income taxes since inception. We maintain deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets are comprised primarily of net operating loss carryforwards and also include amounts relating to nonqualified stock options and research and development credits. The net deferred tax asset has been fully offset by a valuation allowance because of the uncertainty of our future profitability and our ability to utilize the deferred tax assets. Utilization of operating losses and credits will be subject to substantial annual limitations due to ownership change provisions of Section 382 of the Internal Revenue Code. The annual limitation will result in the expiration of net operating losses and credits before utilization.

10.        Government Grants and Contracts

We receive ongoing payments from government entities under our grants and contracts with the National Institute of Allergy and Infectious Diseases in support of our vaccine research and development efforts. We record revenue associated with government grants and contracts as the reimbursable costs are incurred. During the three-month periods ended March 31, 2017 and 2016, we recorded $295,735 and $47,600, respectively, of revenues associated with these grants and contracts. As of March 31, 2017, there is an aggregate of $867,911 in approved grant and contract funds available for use.

11.        Subsequent Events

During April 2017, we issued an aggregate of 2,500,000 shares of common stock related to the exercise of stock purchase warrants, resulting in total net proceeds of $100,000.

During May 2017, we sold 1,000 shares of our Series D convertible preferred stock to certain institutional investors for an aggregate purchase price of $1,000,000. Each share of preferred stock is initially convertible into approximately 66,666.67 shares of our common stock for an aggregate total of 66,666,667 shares of our common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

GeoVax Labs, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of GeoVax Labs, Inc. and subsidiary (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule of the Company listed in Item 15(a). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoVax Labs, Inc. and subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's recurring losses from operations and continued need for capital raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Atlanta, Georgia

March 24, 2017

235 Peachtree Street NE | Suite 1800 | Atlanta, Georgia 30303 | Phone 404.588.4200 | Fax 404.588.4222

A member of Allinial Global

GEOVAX LABS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$454,030	$1,060,348
Grant funds receivable	28,074	119,978
Prepaid expenses and other current assets	62,275	56,649

Total current assets	544,379	1,236,975

Property and equipment, net	54,828	83,608

Other assets	11,010	11,010

Total assets	$610,217	$1,331,593

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,607	$100,935
Accrued expenses	294,240	26,055

Total current liabilities	369,847	126,990

Commitments (Note 6)

Stockholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 10,000,000
Series B convertible preferred stock, $1,000 stated value; 100 shares issued and outstanding at December 31, 2016 and 2015, respectively	76,095	76,095
Series C convertible preferred stock, $1,000 stated value; 2,868 and 3,000 shares issued and outstanding at December 31, 2016 and 2015, respectively	940,705	983,941
Common stock, $.001 par value:
Authorized shares – 300,000,000 and 150,000,000 at December 31, 2016 and 2015, respectfully
Issued and outstanding shares – 55,235,233 and 31,950,813 at December 31, 2016 and 2015, respectively	55,235	31,951
Additional paid-in capital	34,914,963	32,587,543
Accumulated deficit	(35,746,628)	(32,474,927)

Total stockholders’ equity	240,370	1,204,603

Total liabilities and stockholders’ equity	$610,217	$1,331,593

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
Grant revenue	$828,918	$428,081	$882,956

Operating expenses:
Research and development	1,970,859	1,693,102	1,812,969
General and administrative	2,131,426	1,429,731	1,807,605
Total operating expenses	4,102,285	3,122,833	3,620,574

Loss from operations	(3,273,367)	(2,694,752)	(2,737,618)

Other income:
Interest income	1,666	5,465	4,063
Total other income	1,666	5,465	4,063

Net loss	$(3,271,701)	$(2,689,287)	$(2,733,555)

Basic and diluted:
Loss per common share	$(0.08)	$(0.08)	$(0.10)
Weighted average shares outstanding	41,516,514	31,950,813	26,645,140

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible		Series B Convertible		Series C Convertible						Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Equity
Balance at December 31, 2013	71	$60,586	1,650	$1,255,569	-	$-	23,765,180	$23,765	$28,239,392	$(27,052,085)	$2,527,227
Sale of common stock for cash upon warrant exercise	-	-	-	-	-	-	3,176,000	3,176	870,224	-	873,400
Issuance of common stock for services	-	-	-	-	-	-	378,205	378	99,622	-	100,000
Conversion of preferred stock to common stock	(71)	(60,586)	(1,550)	(1,179,474)	-	-	4,631,428	4,632	1,235,428	-	-
Stock-based compensation expense	-	-	-	-	-	-	-	-	379,103	-	379,103
Net loss for the year ended December 31, 2014	-	-	-	-	-	-	-	-	-	(2,733,555)	(2,733,555)
Balance at December 31, 2014	-	-	100	76,095	-	-	31,950,813	31,951	30,823,769	(29,785,640)	1,146,175
Sale of convertible preferred stock for cash	-	-	-	-	3,000	983,941	-	-	1,695,869	-	2,679,810
Stock-based compensation expense	-	-	-	-	-	-	-	-	67,905	-	67,905
Net loss for the year ended December 31, 2015	-	-	-	-	-	-	-	-	-	(2,689,287)	(2,689,287)
Balance at December 31, 2015	-	-	100	76,095	3,000	983,941	31,950,813	31,951	32,587,543	(32,474,927)	1,204,603
Conversion of preferred stock to common stock	-	-	-	-	(132)	(43,236)	1,400,000	1,400	41,836	-	-
Sale of common stock for cash upon warrant exercise	-	-	-	-	-	-	21,884,420	21,884	1,317,917	-	1,339,801
Stock-based compensation expense	-	-	-	-	-	-	-	-	967,667	-	967,667
Net loss for the year ended December 31, 2016	-	-	-	-	-	-	-	-	-	(3,271,701)	(3,271,701)
Balance at December 31, 2016	-	$-	100	$76,095	2,868	$940,705	55,235,233	$55,235	$34,914,963	$(35,746,628)	$240,370

See accompanying notes to consolidated financial statements.

GEOVAX LABS. INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net loss	$(3,271,701)	$(2,689,287)	$(2,733,555)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	28,780	28,935	69,037
Stock-based compensation expense, including common stock issued for services	967,667	67,905	479,103
Changes in assets and liabilities:
Grant funds receivable	91,904	(40,637)	61,568
Prepaid expenses and other current assets	(5,626)	(12,146)	(934)
Accounts payable and accrued expenses	242,857	(60,033)	(125,326)
Total adjustments	1,325,582	(15,976)	483,448
Net cash used in operating activities	(1,946,119)	(2,705,263)	(2,250,107)

Cash flows from investing activities:
Purchase of property and equipment	-	(15,850)	(35,503)
Net cash used in investing activities	-	(15,850)	(35,503)

Cash flows from financing activities:
Proceeds from sale of common stock	1,339,801	-	873,400
Proceeds from sale of preferred stock	-	2,679,810	-
Net cash provided in financing activities	1,339,801	2,679,810	873,400

Net decrease in cash and cash equivalents	(606,318)	(41,303)	(1,412,210)
Cash and cash equivalents at beginning of period	1,060,348	1,101,651	2,513,861

Cash and cash equivalents at end of period	$454,030	$1,060,348	$1,101,651

Supplemental disclosure of non-cash financing activities:

As discussed in Note 7, during the year ended December 31, 2016, 132 shares of Series C Convertible Preferred Stock were converted into 1,400,000 shares of common stock. During the year ended December 31, 2014, 71 shares of Series A Convertible Preferred Stock were converted into 202,857 shares of common stock and 1,550 shares of Series B Convertible Preferred Stock were converted into 4,428,571 shares of common stock.

See accompanying notes to consolidated financial statements.

GEOVAX LABS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2016, 2015 and 2014

1.          Description of Business

GeoVax Labs, Inc. (“GeoVax” or the “Company”), is a clinical-stage biotechnology company developing human vaccines using our novel vaccine platform. Our current development programs are focused vaccines against Human Immunodeficiency Virus (HIV), Zika Virus, hemorrhagic fever viruses (Ebola, Sudan, Marburg, and Lassa), and malaria. We are also evaluating the use of our vaccine platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. We believe our technology and vaccine development expertise are well-suited for a variety of human infectious diseases and we intend to pursue further expansion of our product pipeline.

Our vaccine development activities have been, and continue to be, financially supported by the U.S. government. This support has been both in the form of research grants and contracts awarded directly to us, as well as indirect support for the conduct of preclinical animal studies and human clinical trials.

We operate in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration (FDA) in the United States, by the European Medicines Agency (EMA) in the European Union, and by comparable agencies in other countries. Obtaining approval for a new pharmaceutical product is never certain, may take many years and often involves expenditure of substantial resources. Our goal is to build a profitable company by generating income from products we develop and commercialize, either alone or with one or more potential strategic partners.

GeoVax is incorporated under the laws of the State of Delaware and our principal offices are located in Smyrna, Georgia (metropolitan Atlanta area).

2.          Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeoVax Labs, Inc. together with those of our wholly-owned subsidiary, GeoVax, Inc. All intercompany transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve-month period following the date of these consolidated financial statements. We are devoting substantially all of our present efforts to research and development. We have funded our activities to date from government grants and clinical trial assistance, and from sales of our equity securities. We will continue to require substantial funds to continue our research and development activities.

We believe that our existing cash resources and government funding commitments will be sufficient to continue our planned operations through the second quarter of 2017. Due to our history of operating losses and our continuing need for capital to conduct our research and development activities, there is substantial doubt concerning our ability to operate as a going concern beyond that date. We are currently exploring sources of capital through additional government grants and contracts. We also intend to secure additional funds through sales of our equity securities or the exercise of currently outstanding stock purchase warrants. Management believes that we will be successful in securing the additional capital required to continue the Company’s planned operations, but that our plans do not fully alleviate the substantial doubt about the Company’s ability to operate as a going concern. Additional funding may not be available on favorable terms or at all. If we fail to obtain additional capital when needed, we will be required to delay, scale back, or eliminate some or all of our research and development programs as well as reduce our general and administrative expenses.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and money market accounts. The recorded values approximate fair market values due to the short maturities.

Fair Value of Financial Instruments and Concentration of Credit Risk

Financial instruments that subject us to concentration of credit risk consist primarily of cash and cash equivalents, which are maintained by a high credit quality financial institution. The carrying values reported in the balance sheets for cash and cash equivalents approximate fair values.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to operations as incurred, while additions and improvements are capitalized. We calculate depreciation using the straight-line method over the estimated useful lives of the assets which range from three to five years. We amortize leasehold improvements using the straight-line method over the term of the related lease.

In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2016-02, Leases (ASU 2016-02). ASU 2016-02 requires lessees to recognize the assets and liabilities on their balance sheet for the rights and obligations created by most leases and continue to recognize expenses on their income statements over the lease term. It will also require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. The guidance is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years. Early adoption is permitted. We do not currently know the impact ASU 2016-02 will have on our financial statements, which will be dependent upon the nature of any lease obligations we may have at the time of our adoption of ASU 2016-02. Our current lease expires at the end of 2017 and as of December 31, 2016, our total remaining obligation under the lease was $151,993.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If we consider such assets to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the expected future net cash flows from the assets.

Accrued Expenses

As part of the process of preparing our financial statements, we estimate expenses that we believe we have incurred, but have not yet been billed by our third party vendors. This process involves identifying services and activities that have been performed by such vendors on our behalf and estimating the level to which they have been performed and the associated cost incurred for such service as of each balance sheet date.

Net Loss Per Share

Basic and diluted loss per common share are computed based on the weighted average number of common shares outstanding. Common share equivalents consist of common shares issuable upon conversion of convertible preferred stock, and upon exercise of stock options and stock purchase warrants. All common share equivalents are excluded from the computation of diluted loss per share since the effect would be anti-dilutive. Common share equivalents which could potentially dilute basic earnings per share in the future, and which were excluded from the computation of diluted loss per share, totaled approximately 93.9 million, 90.3 million, and 6.6 million at December 31, 2016, 2015 and 2014, respectively.

Revenue Recognition

We recognize revenue in accordance with U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104, Revenue Recognition, (SAB 104). SAB 104 provides guidance in applying GAAP to revenue recognition issues, and specifically addresses revenue recognition for upfront, nonrefundable fees received in connection with research collaboration agreements. During 2016, 2015 and 2014, our revenue consisted of grant and contract funding received from the NIH (see Note 5). Revenue from these arrangements is approximately equal to the costs incurred and is recorded as income as the related costs are incurred.

In May 2014, the FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (ASU 2014-09), which creates a new Topic, Accounting Standards Codification Topic 606. The standard is principle-based and provides a five-step model to determine when and how revenue is recognized. The core principle is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for the Company beginning in 2017 and allows for either full retrospective adoption or modified retrospective adoption. We are currently evaluating the impact of the adoption of ASU 2014-09 on our financial statements.

Research and Development Expense

Research and development expense primarily consists of costs incurred in the discovery, development, testing and manufacturing of our product candidates. These expenses consist primarily of (i) salaries, benefits, and stock-based compensation for personnel, (ii) laboratory supplies and facility-related expenses to conduct development, (iii) fees paid to third-party service providers to perform, monitor and accumulate data related to our preclinical studies and clinical trials, (iv) costs related to sponsored research agreements, and (v) the costs to procure and manufacture materials used in clinical trials. These costs are charged to expense as incurred.

Patent Costs

Our expenditures relating to obtaining and protecting patents are charged to expense when incurred, and are included in general and administrative expense.

Period to Period Comparisons

Our operating results are expected to fluctuate for the foreseeable future. Therefore, period-to-period comparisons should not be relied upon as predictive of the results for future periods.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance unless, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Stock-Based Compensation

We account for stock-based transactions in which the Company receives services from employees, directors or others in exchange for equity instruments based on the fair value of the award at the grant date. Compensation cost for awards of common stock is estimated based on the price of the underlying common stock on the date of issuance. Compensation cost for stock options or warrants is estimated at the grant date based on each instrument’s fair value as calculated by the Black-Scholes option pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period for the award. See Note 9 for additional stock-based compensation information.

In March 2016, the FASB issued Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), which amends Accounting Standards Codification Topic 718, Compensation – Stock Compensation. ASU 2016-09 is an attempt to simplify several aspects of the accounting for stock-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for the Company beginning in 2017 and allows for early adoption. We are currently evaluating the impact of the adoption of ASU 2016-09 on our financial statements

Recent Accounting Pronouncements

Except as discussed above, there have been no recent accounting pronouncements or changes in accounting pronouncements which we expect to have a material impact on our financial statements, nor do we believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on our financial statements.

3.          Property and Equipment

Property and equipment as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2016 and 2015:

	2016	2015
Laboratory equipment	$525,956	$525,956
Leasehold improvements	115,605	115,605
Other furniture, fixtures & equipment	28,685	28,685
Total property and equipment	670,246	670,246
Accumulated depreciation and amortization	(615,418)	(586,638)
Property and equipment, net	$54,828	$83,608

Depreciation and leasehold amortization expense was $28,780, $28,935, and $59,037 during the years ended December 31, 2016, 2015 and 2014, respectively.

4.          Accrued Expenses

Accrued expenses as shown on the accompanying Consolidated Balance Sheets is composed of the following as of December 31, 2016 and 2015:

	2016	2015
Accrued compensation	$201,170	$1,305
Accrued directors’ fees	78,070	-
Other accrued expenses	15,000	24,750
Total accrued expenses	$294,240	$26,055

5.          Government Grants and Contracts

We record revenue associated with government grants and contracts as the related costs and expenses are incurred and such revenue is reported as Grant Revenue in the accompanying Consolidated Statements of Operations. Such revenues relate to grants and contracts from the NIH in support of our HIV vaccine development activities. During 2016, 2015, and 2014, we recorded $828,918, $428,081, and $882,956, respectively, of revenue associated with these grants and contracts. As of December 31, 2016, there is an aggregate of $505,487 in remaining grant funds available for use during 2017.

6.          Commitments

Lease Agreements

We lease approximately 8,400 square feet of office and laboratory space pursuant to an operating lease which expires on December 31, 2017. Rent expense for the years ended December 31, 2016, 2015 and 2014 was $149,288, $146,092, and $117,084, respectively. Future minimum lease payments total $151,993 in 2017.

Other Commitments

In the normal course of business, we may enter into various firm purchase commitments related to production and testing of our vaccine material, conduct of clinical trials, and other research-related activities. As of December 31, 2016, we had approximately $305,371 of unrecorded outstanding purchase commitments to our vendors and subcontractors, all of which we expect will be due in 2017. We expect this entire amount to be reimbursable to us pursuant to currently outstanding government grants.

7.          Preferred Stock

Series A Convertible Preferred Stock

During 2014, 71 shares of our Series A Convertible Preferred Stock, $1,000 stated value (“Series A Preferred Stock”), were converted into 202,857 shares of common stock. As of December 31, 2016, there were no shares of Series A Preferred Stock outstanding.

Series B Convertible Preferred Stock

Our Series B Convertible Preferred Stock, $1,000 stated value (“Series B Preferred Stock”), has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series B Preferred Stock has no voting rights and is not entitled to a dividend. During 2014, 1,550 shares of Series B Preferred Stock were converted into 4,428,571 shares of common stock. As of December 31, 2016, there were 100 shares of Series B Preferred Stock outstanding, convertible at any time at the option of the holder into 285,714 shares of common stock.

Series C Convertible Preferred Stock

In February 2015, we issued 3,000 shares of our Series C Convertible Preferred Stock, $1,000 stated value (“Series C Preferred Stock”), and warrants to purchase up to an aggregate of 51,333,331 shares of our common stock for total net proceeds of $2,679,810. We allocated $1,695,869 of the purchase price to the fair value of the warrants issued in the transaction (recorded to Additional Paid-in Capital), and recorded the net amount of $983,941 as the initial carrying value of the Series C Preferred Stock.

The Series C Preferred Stock has rights and privileges as set forth in the pertinent Certificate of Designation of Preferences, Rights and Limitations, including a liquidation preference equal to the stated value per share. The Series C Preferred Stock has no voting rights and is not entitled to a dividend. The Series C Preferred Stock is convertible at any time at the option of the holders into shares of our common stock, and contains price adjustment provisions which may, under certain circumstances, reduce the conversion price if we sell, or grant options to purchase, our common stock at a price lower than the then conversion price of the Series C Preferred Stock. During 2016, 132 shares of Series C Preferred Stock were converted into 1,400,000 shares of common stock. As of December 31, 2016, there were 2,868 shares of Series C Preferred Stock outstanding, convertible into 57,363,520 shares of common stock.

8.          Common Stock

Increase in Authorized Shares of Common Stock

At our annual meeting of stockholders held on June 14, 2016, our stockholders approved an amendment to our certificate of incorporation to increase our authorized shares of common stock from 150,000,000 shares to 300,000,000 shares. The amendment to our certificate of incorporation was filed with the Delaware Secretary of State on June 14, 2016.

Common Stock Transactions

During July and November 2014, we issued an aggregate of 378,205 shares of our common stock to a consultant in exchange for services and recorded stock-based compensation expense of $100,000 related to the issuances (see Note 9).

During October 2014, we issued 3,176,000 shares of our common stock pursuant to the exercise of certain stock purchase warrants, resulting in total net proceeds of $873,400.

At various times during 2016, we issued an aggregate of 21,884,420 shares of our common stock pursuant to the exercise of certain stock purchase warrants, resulting in total net proceeds of $1,339,801.

We issued shares of our common stock related to conversions of our Series A, Series B and Series C Convertible Preferred Stock (see Note 7) as follows:

	2016	2015	2014
Conversions of Series A Preferred Stock	-0-	-0-	202,857
Conversions of Series B Preferred Stock	-0-	-0-	4,428,571
Conversions of Series C Preferred Stock	1,400,000	-0-	-0-

Stock Option Plans

In 2006 we adopted the GeoVax Labs, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) and at our annual stockholders meeting on June 14, 2016, our stockholders approved the GeoVax Labs, Inc. 2016 Stock Incentive Plan (the “2016 Plan”) which provides our Board of Directors broad discretion in creating equity incentives for employees, officers, directors and consultants. We have reserved 1,705,500 shares of our common stock for currently outstanding stock options under the 2006 Plan, and 3,000,000 shares for outstanding stock options and future issuances under the 2016 Plan. The 2016 Plan replaces the 2006 Plan, which expired September 28, 2016, and no further grants may be made under the 2006 Plan. As such, the 2016 Plan will serve as the sole equity incentive compensation plan for the Company. The exercise price for any option granted may not be less than fair value (110% of fair value for ISO’s granted to certain employees). Options have a maximum ten-year term and generally vest over three years.

Certain information concerning our stock option plans as of December 31, 2016, and a summary of activity during the year then ended is presented below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (yrs)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	1,705,500	$2.41
Granted	1,793,975	0.07
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2016	3,499,475	$1.21	8.2	$-0-
Exercisable at December 31, 2016	1,299,394	$3.12	5.5	$-0-

Stock Purchase Warrants

As of December 31, 2016, we have the following common stock purchase warrants outstanding:

Expiration Date	Number of Shares	Weighted Average Exercise Price
January 16, 2017	45,000	1.00
January 31, 2017	567,001	1.00
March 21, 2017	1,483,334	0.05
February 27, 2020	30,656,243	0.05
Outstanding and exercisable at December 31, 2016	32,751,578	$0.07

The following table presents a summary of stock purchase warrant activity during the year ended December 31, 2016:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2015	56,442,157	$0.14
Issued	--	--
Exercised	(21,884,420)	0.06
Forfeited or expired	(1,806,159)	1.00
Outstanding and exercisable at December 31, 2016	32,751,578	$0.07

Common Stock Reserved

A summary of common stock reserved for future issuance as of December 31, 2016 is as follows:

Stock Purchase Warrants	32,751,578
Stock Option Plans	4,705,500
Series B Convertible Preferred Stock	285,714
Series C Convertible Preferred Stock	57,363,520
Total	95,106,312

9.          Stock-Based Compensation

Stock Option Plans

We use the Black-Scholes model for determining the grant date fair value of our stock option grants. This model utilizes certain information, such as the interest rate on a risk-free security with a term generally equivalent to the expected life of the option being valued and requires certain other assumptions, such as the expected amount of time an option will be outstanding until it is exercised or expired, to calculate the fair value of stock options granted. The significant assumptions we used in our fair value calculations were as follows:

	2016	2015	2014
Weighted average risk-free interest rates	2.26%	1.99%	1.98%
Expected dividend yield	0.0%	0.0%	0.0%
Expected life of option (yrs)	7.0	7.0	7.0
Expected volatility	88.72%	91.43%	94.88%

Stock-based compensation expense related to our stock option plans was $54,805, $67,905, and $101,191 during the years ended December 31, 2016, 2015 and 2014, respectively. Stock option expense is allocated to research and development expense or to general and administrative expense based on the nature of the services provided by the related individuals. For the three years ended December 31, 2016, stock option expense was allocated as follows:

	2016	2015	2014
General and administrative expense	$31,191	$45,822	$69,057
Research and development expense	23,614	22,083	32,134
Total stock option expense	$54,805	$67,905	$101,191

As of December 31, 2016, there was $132,032 of unrecognized compensation expense related to stock-based compensation arrangements pursuant to our stock option plans. The unrecognized compensation expense is expected to be recognized over a weighted average remaining period of 2.5 years.

Additional information concerning our stock options for the years ended December 31, 2016, 2015 and 2014 is as follows:

	2016	2015	2014
Weighted average fair value of options granted	$0.05	$0.09	$0.14
Intrinsic value of options exercised	-0-	-0-	-0-
Total fair value of options vested	54,757	66,622	97,707

Other Non-Employee Stock-Based Compensation

We recorded general and administrative expense of $100,000 during the year ended December 31, 2015 related to the issuance of our common stock in exchange for services rendered by non-employees.

We recorded general and administrative expense of $912,862, $-0-, and $277,912 during the years ended December 31, 2016, 2015 and 2014, respectively, related to modifications made to certain stock purchase warrants.

10.          Retirement Plan

We participate in a multi-employer defined contribution retirement plan (the “401k Plan”) administered by a third party service provider; and the Company contributes to the 401k Plan on behalf of its employees based upon a matching formula. During the years ended December 31, 2016, 2015 and 2014 our contributions to the 401k Plan were $33,871, $40,296, and $35,567, respectively.

11.          Income Taxes

At December 31, 2016, we have a consolidated federal net operating loss (“NOL”) carryforward of approximately $69.5 million, available to offset against future taxable income which expires in varying amounts in 2019 through 2036. Additionally, we have approximately $892,000 in research and development (“R&D”) tax credits that expire in 2022 through 2036 unless utilized earlier. No income taxes have been paid to date. Section 382 of the Internal Revenue Code contains provisions that may limit our utilization of our NOL and R&D tax credit carryforwards in any given year as a result of significant changes in ownership interests that have occurred in past periods or may occur in future periods.

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities included the following at December 31, 2016 and 2015:

	2016	2015
Deferred tax assets:
Net operating loss carryforward	$24,689,298	$23,822,431
Research and development tax credit carryforward	892,231	893,797
Stock-based compensation expense	2,748,899	2,419,892
Depreciation	1,331	-
Total deferred tax assets	28,331,759	27,136,120

Deferred tax liabilities
Depreciation	-	(5,086)
Total deferred tax liabilities	-	(5,086)

Net deferred tax assets	28,331,759	27,131,034
Valuation allowance	(28,331,759)	(27,131,034)
	$-0-	$-0-

We have established a full valuation allowance equal to the amount of our net deferred tax assets due to uncertainties with respect to our ability to generate sufficient taxable income to realize these assets in the future. A reconciliation of the income tax benefit on losses at the U.S. federal statutory rate to the reported income tax expense is as follows:

	2016	2015	2014
U.S. federal statutory rate applied to pretax loss	$(1,112,378)	$(936,936)	$(906,830)
Permanent differences	2,012	2,914	1,734
Research and development credits	59,087	67,901	26,648
Change in valuation allowance	1,051,279	866,121	878,448
Reported income tax expense	$-0-	$-0-	$-0-

12.          Subsequent Event

During March 2017, we issued 983,334 shares of our common stock pursuant to the exercise of certain stock purchase warrants, resulting in total net proceeds of $49,167.

GEOVAX LABS, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2016, 2015 and 2014

		Additions
Description	Balance at Beginning Of Period	Charged to Costs and Expenses	Charged to Other Accounts	(1) Deductions	Balance at End Of Period
Reserve Deducted in the Balance Sheet From the Asset to Which it Applies:

Allowance for Deferred Tax Assets
Year ended December 31, 2016	$27,131,034	$1,200,725	$-0-	$-0-	$28,331,759
Year ended December 31, 2015	26,021,943	1,109,091	-0-	-0-	27,131,034
Year ended December 31, 2014	25,002,881	1,019,062	-0-	-0-	26,021,943

(1)	Deductions represent the effect of expiring NOL carryforwards from prior year.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.                       Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC registration fee	$232
Legal fees and expenses	35,000
Accounting fees and expenses	5,000
Miscellaneous	-
TOTAL	$40,232

ITEM 14.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement), actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Our bylaws provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Our bylaws also provide that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under our bylaws, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as we deem appropriate.

The indemnification and advancement of expenses provided by our bylaws is not exclusive, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under our bylaws. The Company maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

In October 2006, GeoVax and our subsidiary, GeoVax, Inc. entered into indemnification agreements with Messrs. McNally, Reynolds, Kollintzas and Spencer. Pursuant to these agreements, we have agreed to hold harmless and indemnify these directors and officers to the full extent authorized or permitted by applicable Illinois and Georgia law against certain expenses and other liabilities actually and reasonably incurred by these individuals in connection with certain proceedings if they acted in a manner they believed in good faith to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. The agreements also provide for the advancement of expenses to these individuals subject to specified conditions. Under these agreements, we will not indemnify these individuals for expenses or other amounts for which applicable Illinois and Georgia law prohibit indemnification. The obligations under these agreements continue during the period in which these individuals are our directors or officers and continue thereafter so long as these individuals shall be subject to any proceeding by reason of their service to the Company, whether or not they are serving in any such capacity at the time the liability or expense incurred for which indemnification can be provided under the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities

On February 25, 2015, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two accredited investors (Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd.) (the “Purchasers”) providing for the issuance and sale to the Purchasers of an aggregate of 3,000 shares of our Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and related warrants for gross proceeds to the Company of $3.0 million. Each share of Series C Preferred Stock was initially convertible into approximately 5,555.55 shares of our Common Stock for an aggregate total of 16,666,666 shares of our Common Stock (the “Conversion Shares”). The terms of the Series C Preferred Stock include antidilution provisions. We closed this transaction on February 27, 2015. Pursuant to the Securities Purchase Agreement, each Purchaser was also issued a Series D Warrant, a Series E Warrant and a Series F Warrant, each to purchase up to a number of shares of the Company’s Common Stock equal to 100% of the Conversion Shares underlying the Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement (up to 16,666,666 shares in the aggregate for each of the three series of warrants, or approximately 50,000,000 shares in total).  Additional detail is set forth in our Form 8-K filed March 2, 2015.  The Company also issued a warrant to its placement agent to acquire 1,333,333 shares of our common stock on substantially the same terms and conditions of the Series D warrants. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. For information regarding the terms of the Series C Preferred Stock, see “Description of Securities” in the prospectus accompanying this registration statement. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On February 15, 2016, we entered into an agreement with the Purchasers amending the terms of Series E Warrants issued February 27, 2015. Pursuant to the agreement, we extended the term of the Series E Warrants to August 27, 2016 and agreed to the payment to each Purchaser of a warrant exercise fee of $0.02916 per share for each share purchased upon exercise of the Series E Warrants. In exchange, the Purchasers promptly exercised Series E Warrants to purchase an aggregate of 3,664,588 shares, resulting in total net proceeds to us of $238,198 (after payment of the warrant exercise fee). During May, June and August of 2016 (through August 16), the Purchasers exercised an additional 7,350,000 Series E Warrants, resulting in total net proceeds to us of $477,751. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On August 19, 2016, we entered into an agreement with the Purchasers with respect further amending the terms of the Series E Warrants and amending the terms of the Series A Common Stock Purchase Warrants issued March 21, 2012 (“Series A Warrants”) held by them. Pursuant to the agreement, we extended the term of the Series E Warrants to December 31, 2016 and agreed to the payment to each Purchaser of a warrant exercise fee of $0.02916 per share for each share purchased upon exercise of the Series A Warrants. In exchange, the Purchasers promptly exercised all their remaining 1,207,332 Series A Warrants and 3,600,000 Series E Warrants, resulting in total net proceeds to us of $312,476 (after payment of the warrant exercise fee). During December (through December 19), the Purchasers exercised an additional 550,000 Series E Warrants, resulting in total net proceeds to us of $35,750. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On December 22, 2016, we entered into an agreement with the Purchasers with respect to increasing the previously agreed to warrant exercise fee from $0.02916 to $0.04416 per share for each share purchased upon exercise of the Series E Warrants, resulting in an effective exercise price of $0.05 per share. In exchange, the Purchasers promptly exercised all their remaining 1,502,078 Series E Warrants as well as 4,010,422 of their Series D Warrants, resulting in total net proceeds to us of $275,625. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On April 7, 2017, we entered into an agreement with the Purchasers with respect to the exercise by the Purchasers of their Series D Warrants to acquire an aggregate of 2,500,000 shares of our common stock for cash at $0.05 per share in return for a warrant exercise fee of $0.01 per share purchased. The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

On May 8, 2017, we entered into a Securities Purchase Agreement (the “2017 Securities Purchase Agreement”) with the Purchasers providing for the issuance and sale to the Purchasers of an aggregate of 1,000 shares of our Series D Convertible Preferred Stock (the “Series D Preferred Shares”) for gross proceeds to the Company of $1.0 million. Each Series D Preferred Share is initially convertible into approximately 6,666.666 shares of our Common Stock for an aggregate total of 66,666,666 shares of our Common Stock (the “Conversion Shares”). The terms of the Series D Preferred Shares include anti-dilution provisions. Pursuant to the Certificate of Designation which authorized the Series D Convertible Preferred Stock, the Series D Preferred Shares may be converted at any time at the option of the Purchasers into shares of our Common Stock at a conversion price of $0.015 per share (the “Conversion Price”). The Certificate of Designation contains price adjustment provisions, which may, under certain circumstances, (i) reduce the Conversion Price on several future dates, including the effective date of the registration statement to be filed to cover resale of the Conversion Shares, according to a formula based on the then-current market price for our common stock. Additional detail is set forth in our Form 8-K filed May 9, 2017.  The Company relied on an exemption from the registration requirements of the Securities Act afforded by Section 4(a) (2) thereof and Rule 506 of Regulation D. The accredited investors acquired the shares for investment for their own accounts in a transaction that did not involve a general solicitation.

Item 16. Exhibits and Financial Statement Schedules

(a)	The exhibits filed with this registration statement are set forth on the exhibit index following the signature page and are incorporated by reference in their entirety into this item.

(b)	Financial Statement Schedules:

Schedule II—Valuation and Qualifying Accounts for the years ended December 31, 2016, 2015 and 2014 is included in the Consolidated Financial Statements at page F-15.

All other financial statement schedules have been omitted because they are not applicable or not required or because the information is included elsewhere in the Consolidated Financial Statements or the Notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Smyrna, State of Georgia, on the 13th day of July, 2017.

GEOVAX LABS, INC.

By:	/s/ Robert T. McNally
Robert T. McNally Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert T. McNally	Director	July 13, 2017
Robert T. McNally	President & Chief Executive Officer
(Principal Executive Officer)

/s/ Mark W. Reynolds	Chief Financial Officer	July 13, 2017
Mark W. Reynolds	(Principal Financial and Accounting Officer)

/s/ Randal D. Chase*	Director	July 13, 2017
Randal D. Chase

/s/David A Dodd*	Director	July 13, 2017
David A. Dodd

/s/Dean G. Kollintzas*	Director	July 13, 2017
Dean G. Kollintzas

/s/ Harriet L. Robinson*	Director	July 13, 2017
Harriet L. Robinson

/ s/ John N. Spencer, Jr.*	Director	July 13, 2017
John N. Spencer, Jr.

*By: /s/ Robert T. McNally, Ph.D.
Robert T. McNally, Ph.D.
Attorney-in-Fact

EXHIBIT INDEX

Exhibit

Number	Description
3.1	Certificate of Incorporation (4)
3.1.1	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 13, 2010 (8)
3.1.2	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed April 27, 2010 (9)
3.1.3	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed August 2, 2013 (10)
3.1.4	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed May 13, 2015 (15)
3.1.5	Certificate of Amendment to the Certificate of Incorporation of GeoVax Labs, Inc. filed June 14, 2016 (18)
3.2	Bylaws (4)
4.1.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock filed December 13, 2013 (12)
4.1.2	Form of Stock Certificate for the Series B Convertible Preferred Stock (12)
4.2.1	Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock filed February 27, 2015 (13)
4.2.2	Form of Stock Certificate for the Series C Convertible Preferred Stock (13)
4.3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock filed May 9, 2017 (25)
4.3.2	Form of Stock Certificate for the Series D Convertible Preferred Stock (25)
5.1 *	Opinion of Womble Carlyle Sandridge & Rice, LLP
10.1 **	Employment Agreement between GeoVax Labs, Inc. and Robert T. McNally effective as of April 1, 2008 (5)
10.1.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Robert T. McNally dated October 22, 2013 (11)
10.2 **	Employment Agreement between GeoVax, Inc. and Mark W. Reynolds Amended and Restated effective as of January 1, 2010 (7)
10.2.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Mark W. Reynolds dated October 22, 2013 (11)
10.3 **	Employment Agreement between GeoVax, Inc. and Harriet Robinson effective as of November 19, 2007 (7)
10.3.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Harriet Robinson dated October 22, 2013 (11)
10.4 **	Employment Agreement between GeoVax, Inc. and Farshad Guirakhoo dated October 19, 2015 (16)
10.4.1 **	Amendment No. 1 to Employment Agreement between GeoVax Labs, Inc. and Farshad Guirakhoo dated December 15, 2015 (19)
10.5 **	GeoVax Labs, Inc. 2006 Equity Incentive Plan (2)
10.5.1 **	GeoVax Labs, Inc. 2016 Stock Incentive Plan (20)
10.5.2 **	Form of Employee Stock Option Agreement (21)
10.5.3 **	Form of Non-Qualified Stock Option Agreement (22)
10.6	License Agreement (as amended and restated) between GeoVax, Inc. and Emory University, dated August 23, 2002 (1)
10.7	Office and Laboratory Lease between UCB, Inc. and GeoVax, Inc. (6)
10.7.1	Amendment to Lease Agreement between UCB, Inc. and GeoVax, Inc. (14)
10.8	Summary of the GeoVax Labs, Inc. Director Compensation Plan (7)
10.9	Form of Securities Purchase Agreement dated December 11, 2013 (12)
10.10	Form of Registration Rights Agreement dated December 11, 2013 (12)
10.11	Form of Securities Purchase Agreement dated February 25, 2015 (13)
10.12	Form of Registration Rights Agreement dated February 25, 2015 (13)
10.13	Form of Series D Warrant dated February 27, 2015 (13)
10.14	Form of Series F Warrant dated February 27, 2015 (13)
10.15	Form of Maxim warrant dated February 27, 2015 (13)
10.16	Form of Agreement to Amend and Exercise Series E Warrants and Related Matters dated February 15, 2016 (17)
10.17	Form of Agreement to Amend and Exercise Warrants dated August 19, 2016 (22)
10.18	Form of Agreement to Amend and Exercise Warrants dated December 22, 2016 (23)
10.19	Form of Agreement to Exercise Warrants dated April 7, 2017 (24)
10.20	Form of Securities Purchase Agreement dated May 8, 2017 (25)
10.21	Form of Registration Rights Agreement dated May 8, 2017 (25)
21.1	Subsidiaries of the Registrant (3)
23.1 *	Consent of Porter Keadle Moore LLC
23.2 *	Consent of Womble Carlyle Sandridge & Rice, LLP (contained in the Opinion filed as Exhibit 5.1)

101 *,***

The following financial information from GeoVax Labs, Inc. Annual Report on Form 10-K for the year ended December 31, 2016, formatted in Extensible Business Reporting Langue (XBRL): (i) Consolidated Balance Sheets as of December 31, 2016 and December 31, 2015, (ii) Consolidated Statements of Operations for the years ended December 31, 2016, 2015 and 2014, (iii) Consolidated Statements of Stockholders' Equity for the ended December 31, 2016, 2015 and 2014, (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2016, 2015 and 2014, and (v) Notes to Condensed Consolidated Financial Statements.

___________________

*	Filed herewith.
**	Indicates a management contract or compensatory plan or arrangement.
***

Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files in Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended and otherwise are not subject to liability under those sections.

(1)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 4, 2006.
(2)	Incorporated by reference from the registrant’s definitive Information Statement (Schedule 14C) filed August 18, 2006.
(3)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 28, 2007.
(4)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 23, 2008.
(5)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 24, 2008.
(6)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 6, 2009.
(7)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 8, 2010.
(8)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 14, 2010.
(9)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 28, 2010.
(10)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 2, 2013.
(11)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed October 23, 2013.
(12)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 17, 2013.
(13)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed March 2, 2015.
(14)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 20, 2015.
(15)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 14, 2015.
(16)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed November 12, 2015.
(17)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed February 16, 2016.
(18)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed June 16, 2016
(19)	Incorporated by reference from the registrant’s Annual Report on Form 10-K filed March 16, 2016
(20)	Incorporated by reference from the registrant’s definitive Proxy Statement filed April 29, 2016
(21)	Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed August 5, 2016
(22)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed August 22, 2016
(23)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed December 23, 2016
(24)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed April 10, 2017
(25)	Incorporated by reference from the registrant’s Current Report on Form 8-K filed May 9, 2017